Exhibit 10.1

Pursuant to Item 601(b)(2)(ii), certain identified information marked with [***] has been excluded from this exhibit because it is both not material and is the type that the registrant customarily and actually treats as private or confidential.

FLORIDA DOCUMENTARY STAMP TAX REQUIRED BY LAW IN THE AMOUNT OF $2,450.00 HAS BEEN PAID OR WILL BE PAID DIRECTLY TO THE DEPARTMENT OF REVENUE.

CREDIT AGREEMENT

Dated as of April 5, 2024

among

ZEVRA THERAPEUTICS, INC.,
as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,
as Guarantors,

ALTER DOMUS (US) LLC,
as the Administrative Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS         6

1.01         Defined Terms         6

1.02         Other Interpretive Provisions         44

1.03         Accounting Terms         45

1.04         Times of Day         46

1.05         Danish Terms.         46

ARTICLE II THE COMMITMENTS         47

2.01         Commitments         47

2.02         Borrowings         47

2.03         Prepayments         48

2.04         Termination of Commitments         50

2.05         Repayment of Loans         50

2.06         Interest         51

2.07         Fees         52

2.08         Computation of Interest         52

2.09         Evidence of Debt         52

2.10         Payments Generally         52

2.11         Sharing of Payments by Lenders; Presumptions by Administrative Agent         53

2.12         Defaulting Lenders         54

ARTICLE III TAXES, INCREASED COSTS AND YIELD PROTECTION         55

3.01         Taxes         55

3.02         Increased Costs         59

3.03         Mitigation Obligations; Replacement of Lenders         60

3.04         Illegality         61

3.05         Inability to Determine Rates         61

3.06         Survival         62

ARTICLE IV GUARANTY         62

4.01         The Guaranty         62

4.02         Obligations Unconditional         62

4.03         Reinstatement         63

4.04         Certain Additional Waivers         63

4.05         Remedies         63

4.06         Rights of Contribution         64

4.07         Guarantee of Payment; Continuing Guarantee         64

4.08         Danish Guarantee Limitations.         64

ARTICLE V CONDITIONS PRECEDENT TO CLOSING AND BORROWINGS         65

5.01         Conditions of Initial Borrowing         65

5.02         Conditions to all Borrowings         68

ARTICLE VI REPRESENTATIONS AND WARRANTIES         69

6.01         Existence, Qualification and Power         69

6.02         Authorization; No Contravention         70

6.03         Governmental Authorization; Other Consents         70

6.04         Binding Effect         70

6.05         Financial Statements; No Material Adverse Effect         70

6.06         Litigation         71

6.07         No Default         71

6.08         Ownership of Property; Liens         71

6.09         Environmental Compliance         71

6.10         Insurance         72

6.11         Taxes         73

6.12         ERISA Compliance         73

6.13         Subsidiaries and Capitalization         73

6.14         Margin Regulations; Investment Company Act         74

6.15         Disclosure         74

6.16         Compliance with Laws         74

6.17         Intellectual Property; Licenses, Etc         75

6.18         Solvency         77

6.19         Perfection of Security Interests in the Collateral         77

6.20         Business Locations         77

6.21         Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act         77

6.22         Material Contracts         78

6.23         Compliance of Products         78

6.24         Labor Matters         81

6.25         Affected Financial Institution         81

6.26         Regulation H         82

6.27         Compliance with Privacy Laws         82

6.28         Representations as to Foreign Loan Parties.         82

ARTICLE VII AFFIRMATIVE COVENANTS         83

7.01         Financial Statements         83

7.02         Certificates; Other Information         84

7.03         Notices         86

7.04         Payment of Obligations         87

7.05         Preservation of Existence, Etc         87

7.06         Maintenance of Properties         88

7.07         Maintenance of Insurance         88

7.08         Compliance with Laws         89

7.09         Books and Records, etc         89

7.10         Inspection Rights         89

7.11         Use of Proceeds         90

7.12         Additional Subsidiaries         90

7.13         ERISA Compliance         90

7.14         Pledged Assets         90

7.15         Compliance with Material Contracts         91

7.16         Deposit Accounts         91

7.17         Products and Permits         92

7.18         Consent of Licensors         92

7.19         Anti-Corruption Laws         92

7.20         Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc         92

7.21         Post-Closing Obligations         94

ARTICLE VIII NEGATIVE COVENANTS         94

8.01         Liens         94

8.02         Investments         97

8.03         Indebtedness         98

8.04         Fundamental Changes         99

8.05         Dispositions         100

8.06         Restricted Payments         100

8.07         Change in Nature of Business         101

8.08         Transactions with Affiliates and Insiders         101

8.09         Burdensome Agreements         102

8.10         Use of Proceeds         102

8.11         Prepayment of Other Indebtedness         102

8.12         Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Organization and Form of Organization; Certain Amendments         103

8.13         Ownership of Subsidiaries         104

8.14         Sale Leasebacks         104

8.15         Sanctions; Anti-Corruption Laws         104

8.16         Liquidity.         104

8.17         Consolidated Net Product Sales         104

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES         107

9.01         Events of Default         107

9.02         Remedies Upon Event of Default         110

9.03         Application of Funds         111

ARTICLE X ADMINISTRATIVE AGENT         112

10.01         Appointment and Authority         112

10.02         Rights as a Lender         113

10.03         Exculpatory Provisions         113

10.04         Reliance by Administrative Agent         114

10.05         Delegation of Duties         115

10.06         Resignation of Administrative Agent         115

10.07         Non-Reliance on Administrative Agent and Other Lenders         115

10.08         Administrative Agent May File Proofs of Claim         116

10.09         Collateral and Guaranty Matters         116

10.10         Recovery of Erroneous Payments         117

ARTICLE XI MISCELLANEOUS         117

11.01         Amendments, Etc         117

11.02         Notices and Other Communications; Facsimile Copies         119

11.03         No Waiver; Cumulative Remedies; Enforcement         120

11.04         Expenses; Indemnity; and Damage Waiver         121

11.05         Payments Set Aside         123

11.06         Successors and Assigns         123

11.07         Treatment of Certain Information; Confidentiality         126

11.08         Set-off         127

11.09         Interest Rate Limitation         127

11.10         Counterparts; Integration; Effectiveness         128

11.11         Survival of Representations and Warranties         128

11.12         Severability         128

11.13         Replacement of Lenders         128

11.14         Governing Law; Jurisdiction; Etc         129

11.15         Waiver of Right to Trial by Jury         130

11.16         Electronic Execution; Electronic Records; Counterparts         130

11.17         USA PATRIOT Act         131

11.18         No Advisory or Fiduciary Relationship         132

11.19         Acknowledgement and Consent to Bail-In of Affected Financial Institutions         132

11.20         Intended Tax Treatment of the Loans.         132

SCHEDULES

1.01         Products

1.02         Permitted Licenses

2.01         Commitments and Applicable Percentages

6.10         Insurance

6.13(a)         Subsidiaries

6.13(b)         Capitalization

6.17(a)         Intellectual Property

6.17(b)         Product Specific Patents

6.20(a)         Locations of Real Property

6.20(b)         Taxpayer and Organizational Identification Numbers

6.20(c)         Changes in Legal Name, Jurisdiction of Organization and Structure

6.22         Material Contracts

7.21         Post-Closing Obligations

8.01         Liens Existing on the Closing Date

8.02         Investments Existing on the Closing Date

8.03         Indebtedness Existing on the Closing Date

8.08         Transactions with Affiliates and Insiders Existing on the Closing Date

11.02         Certain Addresses for Notices

EXHIBITS

A         Form of Loan Notice

B-1         Form of Term A Note

B-2         Form of Term B Note

B-3         Form of Term C Note

C         Form of Joinder Agreement

D         Form of Assignment and Assumption

E         Form of Compliance Certificate

F-1         Form of U.S. Tax Compliance Certificate

F-2         Form of U.S. Tax Compliance Certificate

F-3         Form of U.S. Tax Compliance Certificate

F-4         Form of U.S. Tax Compliance Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 5, 2024 among ZEVRA THERAPEUTICS, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and ALTER DOMUS (US) LLC, as the Administrative Agent.

The Borrower has requested that the Lenders make an investment in the Borrower in the form of term loan facilities and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreement” means any account control agreement by and among a U.S. Loan Party, the applicable depository bank or securities intermediary (as the case may be) and the Administrative Agent, in each case in form and substance reasonably satisfactory to the Required Lenders.

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) assets of another Person which constitute all or substantially all of the assets of such Person, or of any division, line of business or other business unit of such Person, (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise or (c) any Acquisition Product or any Person or division, line of business or other business unit of another Person holding any Acquisition Product(s).

“Acquisition Product” means any product or service developed, manufactured, marketed, offered for sale, promoted, sold, tested, used or otherwise distributed by a Person other than the Borrower or any of its Subsidiaries.

“Administrative Agent” means Alter Domus (US) LLC, in its capacity as administrative agent under any of the Loan Documents, or any duly appointed successor administrative agent, pursuant to the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affordable Care Act” means the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, 124 Stat. 119 (2010), as amended by the Health Care and Education Reconciliation Act of 2010, Pub. L. 111-152, 124 Stat. 1029 (2010).

“Agent Fee Letter” means that certain letter agreement dated as of the Closing Date among the Borrower, on the one hand, and the Administrative Agent and/or one or more if its Affiliates, on the other hand.

“Agreement” means this Credit Agreement.

“ANDA” means an abbreviated new drug application submitted to the FDA pursuant to section 505(j) of the FDCA, along with all supplements and amendments thereto, and any similar application for marketing authorization required by any country, jurisdiction or Governmental Authority other than the United States.

“Applicable Foreign Loan Party Documents” has the meaning set forth in Section 6.28.

“Applicable Margin” means, for any Interest Period, seven percent (7.00%) per annum; provided, that, (a) for any Interest Period following the occurrence of the Consolidated Net Product Sales Applicable Margin Trigger (2025) (and delivery by the Borrower of the related Consolidated Net Product Sales Applicable Margin Trigger (2025) Certificate to the Administrative Agent (for further distribution to the Lenders) not less than six (6) Business Days prior to the commencement of such Interest Period), the reference preceding this proviso to “seven percent (7.00%) per annum” shall, commencing with the first full Interest Period immediately following the occurrence of the Consolidated Net Product Sales Applicable Margin Trigger (2025) (and delivery by the Borrower of the related Consolidated Net Product Sales Applicable Margin Trigger (2025) Certificate to the Administrative Agent (for further distribution to the Lenders) not less than six (6) Business Days prior to the commencement of such Interest Period), be deemed replaced with “six percent (6.00%) per annum” and (b) for any Interest Period following the occurrence of the Consolidated Net Product Sales Applicable Margin Trigger (Subsequent Period) (and delivery by the Borrower of the related Consolidated Net Product Sales Applicable Margin Trigger (Subsequent Period) Certificate to the Administrative Agent (for further distribution to the Lenders) not less than six (6) Business Days prior to the commencement of such Interest Period), the reference preceding this proviso to “seven percent (7.00%) per annum” shall, commencing with the first full Interest Period immediately following the occurrence of the Consolidated Net Product Sales Applicable Margin Trigger (Subsequent Period) (and delivery by the Borrower of the related Consolidated Net Product Sales Applicable Margin Trigger (Subsequent Period) Certificate to the Administrative Agent (for further distribution to the Lenders) not less than six (6) Business Days prior to the commencement of such Interest Period) be deemed replaced with “six and one half of one percent (6.50%) per annum”.

“Applicable Percentage” means with respect to any Lender at any time, (a) in respect of the Term A Facility, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Lender’s Term A Commitment at such time and (ii) thereafter, the outstanding principal amount of such Lender’s Term A Loans at such time, (b) in respect of the Term B Facility, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) at any time during the Term B Availability Period, such Lender’s Term B Commitment at such time plus, the outstanding principal amount of such Lender’s Term B Loans at such time and (ii) at any time thereafter, the outstanding principal amount of such Lender’s Term B Loans at such time and (c) in respect of the Term C Facility, the percentage (carried out to the ninth decimal place) of the Term C Facility represented by (i) at any time during the Term C Availability Period, such Lender’s Term C Commitment at such time and (ii) at any time thereafter, the outstanding principal amount of such Lender’s Term C Loans at such time. The initial Applicable Percentage of each Lender in respect of each Term Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appropriate Lender” means, at any time, with respect to any Term Facility, a Lender that has a Commitment with respect to such Term Facility or holds a Loan under such Term Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arimoclomol” means any pharmaceutical or biological composition containing arimoclomol in a form for oral use, including the product candidate trademarked in the United States as MIPLYFFA™.

“Arimoclomol Complete Response Letter” means written FDA notice pursuant to 21 C.F.R. § 314.110 reflecting a determination by the FDA that the FDA will not approve the Borrower’s NDA for Arimoclomol for the treatment of adults and pediatric patients two (2) years of age and older with Niemann-Pick disease Type C in its current form.

“Arimoclomol FDA Approval” means FDA approval of the Borrower’s NDA for Arimoclomol for the treatment of adults and pediatric patients two (2) years of age and older with Niemann-Pick disease Type C.

“Arimoclomol FDA Approval Certificate” means a certificate of a Responsible Officer of the Borrower (in form and substance satisfactory to the Required Lenders) certifying that (a) the Arimoclomol FDA Approval has been obtained on or prior to the date of such certificate, together with the approval letter from the FDA and such other supporting detail as the Required Lenders shall reasonably require and (b) the Priority Review Voucher with respect to Arimoclomol shall have been obtained by the Loan Parties on or prior to the date of such certificate, together with such supporting detail as the Required Lenders shall reasonably require.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Required Lenders in their reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2022, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Azstarys” means the combination of seventy percent (70%) serdexmethylphenidate and thirty percent (30%) immediate release dexmethylphenidate for the treatment of attention deficit hyperactivity disorder, in any dosage form, formulation, presentation or package configuration, alone or in combination with one or more other active pharmaceutical ingredients, including the product trademarked in the United States as AZSTARYS™.

“Azstarys License Agreement” means that certain Collaboration and License Agreement dated September 3, 2019, by and between the Borrower and Commave Therapeutics SA (formerly known as Boston Pharmaceutical Holdings S.A.), as amended by that certain Amendment No. 1 to the Collaboration and License Agreement dated April 8, 2021 and as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in a manner not prohibited hereby.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BLA” means a biologics license application submitted to the FDA pursuant to section 351 of the Public Health Service Act, along with all supplements and amendments thereto, and any similar application for marketing authorization required by any country, jurisdiction or Governmental Authority other than the United States.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrower Investment Policy” means the Borrower’s investment policy approved by the Lenders prior to the Closing Date together with such amendments, supplements, modifications or replacements thereto as may be approved by the Required Lenders after the Closing Date (such approval not to be unreasonably withheld, conditioned or delayed).

“Borrowing” means a Term A Borrowing, a Term B Borrowing or a Term C Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided, that, with respect to notices and determinations in connection with, and payments of or with respect to the Loans, such day is also a U.S. Government Securities Business Day.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease or a finance lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments made in accordance with the Borrower Investment Policy, (f) Investments classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (e) and (g) solely with respect to any Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (f) customarily utilized in countries in which such Foreign Subsidiary, as the case may be, operates.

“cGCP” means (a) the FDA’s Good Clinical Practice requirements at 21 CFR Parts 50, 54, 56 and 312 and (b) any similar or functionally equivalent requirements applicable to, or required by, comparable Governmental Authorities.

“cGMP” means (a) the FDA’s current Good Manufacturing Practice requirements at 21 CFR Parts 210 and 211 and (b) any similar or functionally equivalent requirements applicable to, or required by, comparable Governmental Authorities.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing thirty-five percent (35%) or more of the aggregate ordinary voting power in the election of the Board of Directors of the Borrower represented by the issued and outstanding Equity Interests of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)    during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors or (iii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors; or

(c)    any “Fundamental Change” (or any comparable term) or “Change of Control” (or any comparable term) occurs under any document or agreement evidencing any Indebtedness with an aggregate principal amount in excess of the Threshold Amount.

“Closing Date” means the date hereof.

“Closing Date Fee Letter” means that certain letter agreement dated as of the Closing Date among the Borrower, on the one hand, and the Lenders and/or one or more of their respective Affiliates, on the other hand.

“CME” means CME Group Benchmark Administration Limited.

“CMS” means the U.S. Centers for Medicare and Medicaid Services.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents and shall, for the avoidance of doubt, in no event include any Excluded Property.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Required Lenders pursuant to which (a) a lessor of real property located in the United States on which Collateral of a U.S. Loan Party in an aggregate amount in excess of $1,000,000 is stored or otherwise located, or (b) a warehouseman, processor or other bailee of inventory or other property owned by any U.S. Loan Party and located in the United States which is in an aggregate amount in excess of $1,000,000, in each case, acknowledges the Liens of the Administrative Agent and waives (or, if approved by the Required Lenders, subordinates) any Liens held by such Person on such property, and permits the Administrative Agent reasonable access to any Collateral stored or otherwise located thereon.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Mortgages, the Account Control Agreements, the Collateral Questionnaire, the Collateral Access Agreements, the Real Property Security Documents, the Danish Collateral Documents, such security documents with respect to any Foreign Loan Party (or with respect to any deposit accounts or securities accounts of a U.S. Loan Party that are held or otherwise located outside of the United States) as shall be required by the Required Lenders, and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Collateral Questionnaire” means that certain collateral and diligence questionnaire, in form and substance reasonably satisfactory to Required Lenders, dated as of the Closing Date.

“Commitment” means a Term A Commitment, a Term B Commitment or a Term C Commitment, as the context may require.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or Three-Month Term SOFR, as applicable, any conforming changes to the definitions of “SOFR”, “Three-Month Term SOFR”, “Interest Rate”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment and length of lookback periods) that the Administrative Agent (with the approval of the Required Lenders), in consultation with the Borrower, reasonably decides may be appropriate to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (with the approval of the Required Lenders) reasonably decides that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent (with the approval of the Required Lenders), in consultation with the Borrower reasonably decides is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Net Product Sales” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, as determined and reported in accordance with GAAP, the total of (a) the sum (without duplication) of (i) gross sales of FDA Approved Products to independent customers by the Borrower and its Subsidiaries for such period plus (ii) gross sales of Expanded Access Program Products to independent customers by the Borrower and its Subsidiaries for such period, less (b) the sum (without duplication) of, (i) quantity, trade, cash or other discounts, allowances, credits or rebates (including customer rebates) actually allowed or taken in the ordinary course of business for such period, plus (ii) amounts deducted, repaid or credited by reason of rejections or returns of FDA Approved Products or Expanded Access Program Products, as the case may be, and government mandated rebates, or because of chargebacks or retroactive price reductions for such period, plus (iii) charges for freight, handling, postage, transportation, insurance and other shipping charges for such period, plus (iv) taxes, tariffs, duties or other governmental charges or assessments (including any sales, value added or similar taxes other than an income tax) levied, absorbed or otherwise imposed on or with respect to the production, sale, transportation, delivery or use of FDA Approved Products or Expanded Access Program Products, as the case may be, for such period, plus (v) any “cost-plus” supply or manufacturing revenues plus (vi) amounts received by the Borrower or any Subsidiary to the extent owed to any Person other the Borrower or any Subsidiary; provided, that, “Consolidated Net Product Sales” shall exclude (1) upfront payments, milestones, royalty payments and any other payments relating to out-licensing of Intellectual Property by the Borrower or any of its Subsidiaries (it being understood, for the avoidance of doubt, that this clause (1) shall exclude from “Consolidated Net Product Sales” any such payments or other amounts received pursuant to the Azstarys License Agreement), (2) any payments or other amounts received by the Borrower or any of its Subsidiaries from a sale, lease, license, transfer or other disposition of a Priority Review Voucher (including with respect to Arimoclomol) and (3) the gross amount billed or invoiced for sales of FDA Approved Products or Expanded Access Program Products, as the case may be, to independent customers by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such amount billed or invoiced for sales of FDA Approved Products or Expanded Access Program Products, as the case may be, to independent customers is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary. For the avoidance of doubt, “Consolidated Net Product Sales” shall exclude gross sales of FDA Approved Products or Expanded Access Program Products by any Person other than the Borrower and its Subsidiaries.

“Consolidated Net Product Sales Applicable Margin Trigger (2025)” means that Consolidated Net Product Sales, for the fiscal year ending December 31, 2025, exceeded $100,000,000, as shown in the financial statements delivered by the Borrower for such fiscal year pursuant to Section 7.01(a) (and the accompanying Compliance Certificate); provided, that, for the avoidance of doubt, the “Consolidated Net Product Sales Applicable Margin Trigger (2025)” cannot occur prior to delivery by the Borrower of the financial statements for the fiscal year ending December 31, 2025 pursuant to Section 7.01(a) (and the related Compliance Certificate).

“Consolidated Net Product Sales Applicable Margin Trigger (2025) Certificate” means a certificate of a Responsible Financial Officer of the Borrower certifying as to the occurrence of the Consolidated Net Product Sales Applicable Margin Trigger (2025), in form and substance reasonably satisfactory to the Required Lenders, together with such supporting detail as the Required Lenders shall reasonably require.

“Consolidated Net Product Sales Applicable Margin Trigger (Subsequent Period)” means that (a) the Consolidated Net Product Sales Applicable Margin Trigger (2025) shall not have occurred and (b) Consolidated Net Product Sales, for any four (4) consecutive fiscal quarter period ending on or after March 31, 2026, exceeded $125,000,000, as shown in the financial statements delivered by the Borrower for such four (4) consecutive fiscal quarter period pursuant to Section 7.01(a) or (b), as the case may be (and the accompanying Compliance Certificate); provided, that, for the avoidance of doubt, the “Consolidated Net Product Sales Applicable Margin Trigger (Subsequent Period)” cannot occur prior to delivery by the Borrower of the financial statements for the four (4) consecutive fiscal quarter period ending March 31, 2026 pursuant to Section 7.01(b) (and the related Compliance Certificate).

“Consolidated Net Product Sales Applicable Margin Trigger (Subsequent Period) Certificate” means a certificate of a Responsible Financial Officer of the Borrower certifying as to the occurrence of the Consolidated Net Product Sales Applicable Margin Trigger (Subsequent Period), in form and substance reasonably satisfactory to the Required Lenders, together with such supporting detail as the Required Lenders shall reasonably require.

“Consolidated Net Product Sales Financial Covenant Fall Away Event” means that Consolidated Net Product Sales, for any four (4) consecutive fiscal quarter period ending on or after December 31, 2025, exceeded $100,000,000, as shown in the financial statements delivered by the Borrower for such four (4) consecutive fiscal quarter period pursuant to Section 7.01(a) or (b), as the case may be (and the accompanying Compliance Certificate); provided, that, for the avoidance of doubt, a “Consolidated Net Product Sales Financial Covenant Fall Away Event” cannot occur prior to delivery by the Borrower of the financial statements for the four (4) consecutive fiscal quarter period ending December 31, 2025 pursuant to Section 7.01(b) (and the related Compliance Certificate).

“Consolidated Net Product Sales Financial Covenant Fall Away Event Certificate” means a certificate of a Responsible Financial Officer of the Borrower certifying as to the occurrence of a Consolidated Net Product Sales Financial Covenant Fall Away Event, in form and substance reasonably satisfactory to the Required Lenders, together with such supporting detail as the Required Lenders shall reasonably require.

“Consolidated Net Product Sales Financial Covenant Trigger Event” means that Consolidated Net Product Sales, for any four (4) consecutive fiscal quarter period ending on or after the occurrence of any Consolidated Net Product Sales Fall Away Event, failed to exceed $100,000,000, as shown in the financial statements delivered by the Borrower for such four (4) consecutive fiscal quarter period pursuant to Section 7.01(a) or (b), as the case may be; provided, that, for the avoidance of doubt, a “Consolidated Net Product Sales Financial Covenant Trigger Event” cannot occur prior to the occurrence of a Consolidated Net Product Sales Fall Away Event.

“Consolidated Revenues” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, revenues for such period as determined and reported in accordance with GAAP; provided, that, “Consolidated Revenues” shall exclude the revenues generated by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote twenty percent (20%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Substances Act” means the U.S. Controlled Substances Act (or any successor thereto) and the rules and regulations promulgated thereunder.

“Convertible Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into Qualified Capital Stock of the Borrower (and cash in lieu of fractional shares) (or other securities or property following a merger event or other change of the common stock of the Borrower), cash or any combination thereof.

“Copyrights” means all copyrights, whether statutory or common law, along with any and all (a) applications for registration, renewals, revisions, extensions, reversions, restorations, derivative works, enhancements, modifications, updates and new releases thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.

“Cross-Default Reference Obligation” has the meaning assigned to such term in the definition of “Permitted Convertible Bond Indebtedness”.

“Danish Account Control Agreement” has the meaning set forth in the definition of “Danish Collateral Documents”.

“Danish Bankruptcy Act” means the Consolidated Act no. 1600 of 25 December 2022 on bankruptcy (in Danish: konkursloven), as amended from time to time.

“Danish Capital Markets Act” means the Consolidated Act no. 198 of 26 February 2024 on capital markets (in Danish: lov om kapitalmarkeder), as amended from time to time.

“Danish Collateral Documents” means:

(a)    a Danish law governed share pledge agreement in relation to the shares in Zevra Denmark A/S to be entered into between the Borrower as pledgor and the Administrative Agent, as security agent for and on behalf of the Secured Parties;

(b)    a Danish law governed account pledge agreement in relation to bank accounts held by Zevra Denmark A/S to be entered into between Zevra Denmark A/S as pledgor and the Administrative Agent, as security agent for and on behalf of the Secured Parties (the “Danish Account Control Agreement”);

(c)    a Danish law governed assignment agreement in relation to intra-group receivables of Zevra Denmark A/S to be entered into between Zevra Denmark A/S as assignor and the Administrative Agent, as security agent for and on behalf of the Secured Parties; and

(d)    a Danish law negative pledge registered in the Danish Chattel Register (in Danish: personbogen) with the Danish Registration Court (in Danish: Tinglysningsretten) covering trade receivables, stock and inventory, operating equipment and machinery and goodwill and Intellectual Property owned by Zevra Denmark A/S.

“Danish Companies Act” means the Consolidated Act no. 1168 of 1 September 2023 on limited liability companies (in Danish: lov om aktie- og anpartsselskaber), as amended from time to time.

“Danish Loan Party” means any Loan Party incorporated or established under the laws of Denmark.

“DEA” means the United States Drug Enforcement Administration and any successor thereto.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 2.06(b).

“Defaulting Lender” means, subject to Section 2.12(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including with respect to any Term B Commitments or any Term C Commitments, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code), investment account, bank account or other account in which funds are held or invested to or for the credit or account of any Loan Party.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests) of any property by any Loan Party or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following (collectively, “Permitted Transfers”): (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Loan Party or any Subsidiary, (c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that, if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party (other than any Danish Loan Party), (d) the abandonment or other disposition of Intellectual Property that is not Material Intellectual Property, (e) licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to third parties in the ordinary course of business and not interfering with the business of the Borrower and its Subsidiaries, (f) Permitted Licenses, (g) any (i) Involuntary Disposition or (ii) sale, lease, license or other disposition of property (other than, for the avoidance of doubt, Intellectual Property) in settlement of, or to make payment in satisfaction of, any property or casualty insurance claim, (h) dispositions of cash and Cash Equivalents in the ordinary course of business, (i) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, (j) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law, (k) to the extent constituting Dispositions, Investments permitted by Section 8.02, transactions permitted by Section 8.04, Restricted Payments permitted by Section 8.06 and Permitted Liens (in each case, except to the extent permitted by reference to Section 8.05 or this definition (or any clause or sub-clause thereof or hereof)), (l) sales, leases, licenses, transfers or other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale, lease, license, transfer or other disposition are promptly applied to the purchase price of similar replacement property, (m) surrender or waiver of contractual rights and settlement or waiver of contractual or litigation claims in the ordinary course of business, (n) dispositions of property which in the aggregate do not exceed $1,500,000, (o) the sale, lease, license, transfer or other disposition of any Priority Review Voucher (including with respect to Arimoclomol) and (p) any early termination or unwinding of any Permitted Bond Hedge Transaction. It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall any of the foregoing clauses (a) through (p) be deemed to permit any sale, transfer, license, lease or other disposition of any Material Product (or any Intellectual Property associated therewith), any royalty (or any portion thereof) pursuant to the Azstarys License Agreement or any Material Intellectual Property, other than (x) Permitted Licenses and (y) sales, transfers, licenses, leases or other dispositions permitted by clause (c) of this definition.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the ninety-first (91st) day after the Maturity Date, (b) requires the payment of any cash dividends at any time prior to the ninety-first (91st) day after the Maturity Date, (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the ninety-first (91st) day after the Maturity Date; provided, that, any Equity Interest that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interest upon the occurrence of a change in control or an asset sale occurring prior to the ninety-first (91st) day after the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interest provides that the issuer thereof will not redeem or repurchase such Equity Interest pursuant to such provisions prior to the Facility Termination Date.

“Disqualified Institution” means, (a) those (x) financial institutions and (y) competitors of the Borrower and its Subsidiaries, in the case of each of clauses (x) and (y), specified in writing to the Administrative Agent (for further distribution to the Lenders) on or prior to the Closing Date and (b) in the cases of clause (a) above, Affiliates thereof that are clearly identifiable on the basis of such Affiliates’ names; provided, that, the foregoing will not retroactively disqualify any Person that previously acquired an assignment or participation in the Loans or Commitments with respect to the portion of Loans or Commitments so previously acquired to the extent that such Person was not a Disqualified Institution at the time of the applicable assignment or participation. Notwithstanding the foregoing, any list of Disqualified Institutions may be shared, on a confidential basis, with any prospective Lender or Participant in order for such prospective Lender or Participant to represent and confirm in the applicable Assignment and Assumption or participation agreement, as applicable, that it is not a Disqualified Institution (and shall be made available, on a confidential basis, to any then-existing Lender upon request by such Lender).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, of any state of the United States or the District of Columbia.

“Draft Financial Statements” means the unaudited annual consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2023, including balance sheets and statements of operations, shareholders’ equity and cash flows.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 11.16.

“Electronic Record” and “Electronic Signature” have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assets” means long-term assets that are used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06.

“EMA” means the European Medicines Agency or any successor entity.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by the Borrower or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.01.

“Excluded Account” means (a) any demand deposit account, securities account, commodity account or other deposit account of any Loan Party (and all cash, Cash Equivalents and other securities or instruments credited thereto or deposited therein) that is used solely and exclusively for payroll, payroll taxes, and other employee wage and benefit payments to or for any Loan Party’s employees; (b) Deposit Accounts pledged in connection with Liens of the type permitted by Section 8.01(u); (c) segregated accounts constituting (and the balance of which consists solely of funds set aside in connection with) fiduciary accounts, escrow accounts or trust accounts; (d) zero balance accounts; and (e) any other Deposit Account which, together with all other Deposit Accounts excluded pursuant to this clause (e) does not, as of any date of determination, hold cash and Cash Equivalents in an aggregate amount in excess of $750,000.

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.12, (a) any leasehold interest of such Loan Party in real property, (b) solely with respect to any U.S. Loan Party, any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent or the Required Lenders, (c) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (d) any general intangible, permit, lease, license, contract or other agreement if the grant of a security interest in such general intangible, permit, lease, license, contract or other agreement in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, that, (i) any such limitation described in the foregoing clause (d) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, general intangible, permit, lease, license, contract or other agreement, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such general intangible, permit, lease, license, contract or other agreement shall be automatically and simultaneously granted under the Collateral Documents and such general intangible, permit, lease, license, contract or other agreement shall be included as Collateral, and (iii) to the extent that the granting of a security interest in the Azstarys License Agreement to the Administrative Agent, for the benefit of the Secured Parties, is prohibited by the terms and provisions of the Azstarys License Agreement and such prohibition is not rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law or principles of equity, then any and all proceeds of, and the right to receive money or other consideration in connection with, any direct or indirect sale, assignment or transfer of the Azstarys License Agreement or any Intellectual Property licensed thereunder shall not constitute “Excluded Property”, (e) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that, upon submission and acceptance by the United States Patent and Trademark Office of a statement of use or an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall no longer constitute “Excluded Property” and shall be considered Collateral, (f) Excluded Accounts, (g) any real or personal property as to which the Administrative Agent and the Borrower agree in writing that the costs or other consequences of obtaining a security interest or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom, (h) any margin stock and (i) the Equity Interests in any Excluded Subsidiary to the extent not expressly required to be pledged to guaranty the Obligations pursuant to Section 7.14.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, the grant or perfection of a security interest in the assets of such Foreign Subsidiary in support of, and the guaranteeing of, the Obligations would be prohibited by applicable Law in the jurisdiction of formation or incorporation of such Foreign Subsidiary (as reasonably determined by the Borrower with the consent of the Administrative Agent), (b) any Foreign Subsidiary with respect to which the Administrative Agent and the Borrower agree in writing that the cost or other consequences of such Foreign Subsidiary guaranteeing the Obligations are excessive in view of the benefits to be obtained by the Secured Parties therefrom and (c) any Immaterial Foreign Subsidiary.

“Expanded Access Program” means any plan under which a Governmental Authority authorizes preapproval access to any investigational drug or biologic for use by an individual.

“Expanded Access Program Products” means all Products of the Borrower and its Subsidiaries for which the Borrower and its Subsidiaries have received authorization from any Governmental Authority to implement any Expanded Access Program.

“Extraordinary Receipts” means, without duplication, any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments, any purchase price adjustments and any cash received in connection with the settlement or other resolution (including by judgment) of any litigation, arbitration or other dispute; provided, that, in no event shall “Extraordinary Receipts” include the proceeds of any issuance of Qualified Capital Stock by the Borrower or any Subsidiary.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all of the Commitments have terminated and (b) all Obligations have been paid in full in cash (other than contingent indemnification or expense reimbursement obligations for which no claim has been asserted).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related laws, regulations, or official administrative guidance or practices) implementing such Sections of the Internal Revenue Code.

“FDA” means the United States Food and Drug Administration and any successor entity.

“FDA Approval” means, with respect to a Product, the FDA approval of an NDA, ANDA, BLA or other marketing application for such Product.

“FDA Approved Products” means all Products of the Borrower and its Subsidiaries for which the Borrower and its Subsidiaries have received FDA Approval.

“FDCA” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the rules and regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letters” means, collectively, the Agent Fee Letter and the Closing Date Fee Letter.

“Final Payment Premium” means, as of any date of determination, an amount equal to three percent (3.00%) of the Final Payment Premium Advanced Term Loan Amount as of such date of determination.

“Final Payment Premium Advanced Term Loan Amount” means, as of any date of determination, the initial aggregate principal amount of the Loans advanced to the Borrower under this Agreement on or prior to such date of determination (for the avoidance of doubt, based on the initial aggregate principal amount thereof without reducing such amount by any applicable original issue discount and without any increase thereto as a result of any capitalized PIK Period Paid-In-Kind Interest that has been added to the principal amount thereof).

“Flood Hazard Property” means any real property subject to a Mortgage that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Loan Party” means any Loan Party that is not a U.S. Loan Party.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all purchase money Indebtedness;

(c)    the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)    all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e)    all obligations in respect of the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and repayable in accordance with customary trade terms and (y) milestone obligations in respect of any license of an Acquisition Product), including, without limitation, any Earn Out Obligations;

(f)    the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)    all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i)    all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j)    all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto and (b) each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HCRX” means HealthCare Royalty Management, LLC and its successors and assigns.

“HCRX Lender” means (a) HCR Stafford Fund II, L.P., (b) HCR Potomac Fund II, L.P., and (c) any Lender that is an Affiliate or an Approved Fund of HCRX or any Person described in clauses (a) or (b) of this definition.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Immaterial Foreign Subsidiary” means at any time a Foreign Subsidiary that (a) as of the last day of the fiscal quarter of the Borrower most recently ended for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b), did not have assets in excess of (i) two and one-half of one percent (2.5%) of the consolidated total assets of the Borrower and its Subsidiaries at the end of such fiscal quarter and (ii) five percent (5%) of the consolidated total assets of the Borrower and its Subsidiaries at the end of such fiscal quarter for all Immaterial Foreign Subsidiaries in the aggregate; and (b) for the period of four fiscal quarters most recently ended for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b), did not have Consolidated Revenues attributable to such Foreign Subsidiary for such period in excess of (i) two and one-half of one percent (2.5%) of Consolidated Revenues for such period and (ii) five percent (5%) of Consolidated Revenues for such period for all Immaterial Foreign Subsidiaries in the aggregate; provided, that, in no event shall Zevra Denmark A/S be an “Immaterial Foreign Subsidiary”.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all Funded Indebtedness;

(b)    the Swap Termination Value of any Swap Contract;

(c)    all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d)    all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.

For the avoidance of doubt, “Indebtedness” shall not include Permitted Bond Hedge Transactions or Permitted Warrant Transactions.

“Indemnified Taxes” has the meaning set forth in Section 3.01(a).

“Indemnitee” has the meaning set forth in Section 11.04(b).

“Information” has the meaning set forth in Section 11.07.

“Infringement” and “Infringes” mean the infringement, misappropriation, or other violation of any Patents, Copyrights, Trademarks, know-how, trade secrets, confidential information, and/or other Intellectual Property.

“Intellectual Property” means all (a) Patents; (b) Trademarks and all applications, registrations and renewals thereof; (c) Copyrights and other works of authorship (registered or unregistered), and all applications, registrations and renewals thereof; (d) computer software, databases, websites and domain registrations, data and documentation; (e) trade secrets and confidential information, whether patentable or unpatentable and whether or not reduced to practice, know-how, inventions, manufacturing processes and techniques, research and development information, data and other information included in or supporting Regulatory Authorizations; (f) financial, marketing and business data, pricing and cost information, business, finance and marketing plans, customer and prospective customer lists and information, and supplier and prospective supplier lists and information; and (g) other intellectual property or similar proprietary rights.

“Interest Payment Date” means (a) the last Business Day of each March, June, September and December and (b) the Maturity Date.

“Interest Period” means, with respect to any Loan, (a) the period commencing on (and including) the applicable date on which such Loan is disbursed and ending on (and including) the first Interest Payment Date following such disbursement date of such Loan, and (b) thereafter, the period beginning on (and including) the first day following the end of the preceding Interest Period and ending on the earlier of (and including) (i) the first Interest Payment Date following the Interest Payment Date on which the preceding Interest Period ended and (ii) the Maturity Date.

“Interest Rate” means, for any Interest Period, a per annum rate of interest equal to the sum of (a) the Applicable Margin for such Interest Period plus (b) Three-Month Term SOFR for such Interest Period.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2023, including balance sheets and statements of operations, shareholders’ equity and cash flows.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less the amount of cash actually received or returned to the Borrower and its Subsidiaries with respect thereto and not subject to any claw-back or similar rights.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“Key Permits” means all Permits relating to the Material Products (including all applicable Regulatory Authorizations) the loss of which could reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on any Product Development and Commercialization Activities associated with any Material Product. For the avoidance of doubt, any Regulatory Authorizations issued by the FDA to any Loan Party, any of its Subsidiaries or any of its Product Distributors for Arimoclomol, Olpruva, Azstarys or any other Material Product, in each case, shall constitute a Key Permit.

“KP1077 Phase 2 Trial” means that certain Phase 2 clinical trial, initiated in December 2022, evaluating the efficacy and safety of KP1077 for treatment of idiopathic hypersomnia.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns.

“Lending Office” means, as to any Lender, the office address of such Lender and, as appropriate, account of such Lender set forth on Schedule 11.02 or such other address or account as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term A Loan, a Term B Loan or a Term C Loan.

“Loan Documents” means this Agreement, the Fee Letters, each Note, each Joinder Agreement, each Collateral Document and any other agreement, instrument or document between one or more Loan Parties and the Administrative Agent and/or one or more Lender(s) that is designated by its terms as a “Loan Document”.

“Loan Notice” means a written notice of a Borrowing of Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Make-Whole Amount (Months 1-24)” means, on any date of determination, with respect to any Loan that is repaid or required to be repaid, the sum of, without duplication, (a) an amount equal to five percent (5.00%) of the principal amount of such Loan that is repaid or required to be repaid plus (b) the amount of all interest that would have accrued on the principal amount of such Loan that is repaid or required to be repaid from such date of determination through and including the thirty (30) month anniversary of the Closing Date; provided, that, it is understood and agreed that for purposes of calculating clauses (a) and (b), (i) the “Three-Month Term SOFR” component of the definition of “Interest Rate” shall be deemed to be Make-Whole Amount Three-Month Term SOFR as of such date of determination, (ii) on each Interest Payment Date occurring after the date of such repayment or requirement to repay, but on or prior to the last day of the PIK Period, interest with respect to such Loans shall be deemed to be capitalized in accordance with Section 2.06(c) by adding all PIK Period Paid-in-Kind Interest with respect to such Loans to the outstanding principal amount of such Loans on each such Interest Payment Date (it being understood, for the avoidance of doubt, that the “principal amount of such Loan that is repaid or required to be repaid” for purposes of clause (a) shall be increased by all PIK Period Paid-in-Kind Interest that would have been capitalized to such Loan in accordance with Section 2.06(c) on each Interest Payment Date from such date of determination through and including the last day of the PIK Period) and (iii) for the purposes of clause (b), the Applicable Margin applicable to such Loan shall be deemed to be the Applicable Margin that is in effect as of such date of determination.

“Make-Whole Amount (Months 25-30)” means, on any date of determination, with respect to any Loan that is repaid or required to be repaid, the sum of, without duplication, (a) an amount equal to three and one-half of one percent (3.50%) of the principal amount of such Loan that is repaid or required to be repaid plus (b) the amount of all interest that would have accrued on the principal amount of such Loan that is repaid or required to be repaid from such date of determination through and including the thirty (30) month anniversary of the Closing Date; provided, that, it is understood and agreed that for purposes of calculating clauses (a) and (b), (i) the “Three-Month Term SOFR” component of the definition of “Interest Rate” shall be deemed to be Make-Whole Amount Three-Month Term SOFR as of such date of determination, applied as if such rate would have been in effect for all subsequent Interest Periods through and including the thirty (30) month anniversary of the Closing Date, (ii) on each Interest Payment Date occurring after the date of such repayment or requirement to repay, but on or prior to the last day of the PIK Period, interest with respect to such Loans shall be deemed to be capitalized in accordance with Section 2.06(c) by adding all PIK Period Paid-in-Kind Interest with respect to such Loans to the outstanding principal amount of such Loans on each such Interest Payment Date (it being understood, for the avoidance of doubt, that the “principal amount of such Loan that is repaid or required to be repaid” for purposes of clause (a) shall be increased by all PIK Period Paid-in-Kind Interest that would have been capitalized to such Loan in accordance with Section 2.06(c) on each Interest Payment Date from such date of determination through and including the last day of the PIK Period) and (iii) for the purposes of clause (b), the Applicable Margin applicable to such Loan shall be deemed to be the Applicable Margin that is in effect as of such date of determination.

“Make-Whole Amount Three-Month Term SOFR” means, as of any date of determination, a rate per annum equal to the greater of (a) four percent (4.00%) per annum and (b) Three-Month Term SOFR for the Interest Period immediately preceding such date of determination.

“Market Capitalization” means, as of any date of determination, an amount equal to (a) the average of the daily volume weighted average price of the Borrower’s common stock as reported for each of the ten (10) trading days preceding such date of determination (it being understood that a “trading day” shall mean a day on which shares of the Borrower’s common stock trade on the NASDAQ (or, if the primary listing of such common stock is on the New York Stock Exchange, on the New York Stock Exchange) in an ordinary trading session) multiplied by (b) the total number of issued and outstanding shares of the Borrower’s common stock that are issued and outstanding on the date of the determination and listed on the NASDAQ (or the New York Stock Exchange, as applicable), subject to appropriate adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party or a material impairment in the perfection, value or priority of the Administrative Agent’s security interests in the Collateral, (c) an impairment of the ability of the Loan Parties (taken as a whole) to perform their respective material obligations under the Loan Documents, or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; provided, however, that, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to the KP1077 Phase 2 Trial or the non-occurrence of the Arimoclomol FDA Approval, in each case, shall not constitute a “Material Adverse Effect” under clauses (a), (b) or (c) of this definition.

“Material Contracts” means (a) the Azstarys License Agreement and (b) any other contract or agreement to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) as to which a breach or non-performance thereof by the Borrower or such Subsidiary, or the cancellation or failure to renew thereof, could reasonably be expected, either individually or in the aggregate, to have (i) a Material Adverse Effect or (ii) a material adverse effect on the commercialization of any Material Product.

“Material Intellectual Property” means all items of Intellectual Property owned, controlled, or licensed by any Loan Party or any Subsidiary (a) that are, individually or, in the aggregate, material to the business, assets, properties, liabilities (actual or contingent), or financial condition of the Borrower and its Subsidiaries or (b) the loss of which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

“Material Product” means (a) Arimoclomol, (b) Olpruva, (c) Azstarys and (d) each other Product the loss of which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

“Material Regulatory Authorization” means any Regulatory Authorization where the failure to possess or maintain such Regulatory Authorization, or any restriction placed thereon, in either case, could reasonably be expected, either individually or in the aggregate, to result in (a) a material adverse effect on any Product Development and Commercialization Activities associated with any Product or (b) a Material Adverse Effect.

“Material Weakness Restatement” means the restatement by the Borrower of (a) the Audited Financial Statements and (b) the quarterly financial statements for the quarters ended March 31, 2022, June 30, 2022, September 30, 2022, March 31, 2023, June 30, 2023, and September 30, 2023, in each case, as filed with the SEC on April 1, 2024.

“Maturity Date” means April 5, 2029; provided, that, if such date is not a Business Day, the Maturity Date shall be the first Business Day immediately preceding such date.

“Maximum Rate” has the meaning set forth in Section 11.09.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” or “Mortgages” means, individually or collectively, as the context requires, each of the mortgages, deeds of trust or deeds to secure debt executed by a Loan Party that purport to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the fee interest of any Loan Party in real property (other than Excluded Property).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NDA” means a new drug application filed with the FDA pursuant to section 505(b) of the FDCA, along with all supplements and amendments thereto, and any similar application for marketing authorization required by any country, jurisdiction or Governmental Authority other than the United States (including the FDA-equivalent in any other relevant jurisdiction).

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt, net of (a) reasonable direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or reasonably determined by the Borrower to be payable as a result thereof, (c) in the case of any Disposition or Involuntary Disposition, (i) the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property and (ii) amounts that are set aside as a reserve (x) for adjustments in respect of the purchase price of such assets and (y) for any liabilities associated with such sale or casualty, in each case, to the extent such reserve is required by GAAP and to the extent that in each case the amounts described above in this clause (c)(ii) are (A) deposited into escrow with a third party escrow agent reasonably acceptable to the Required Lenders or set aside in a separate account that is subject to an Account Control Agreement and (B) paid as a prepayment of the Obligations in accordance with Section 2.03(b) at such time when such amounts are no longer required to be set aside as a reserve and (d) in the case of any Extraordinary Receipt, (i) reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments and (ii) insurance and condemnation proceeds that are applied to the repair or replacement of the applicable property within one (1) year after receipt thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt.

“Note” or “Notes” means the Term A Notes, the Term B Notes and the Term C Notes, individually or collectively, as appropriate.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Olpruva” means the pharmaceutical product comprising sodium phenylbutyrate for oral suspension for the treatment of urea cycle disorders involving deficiencies of carbamylphosphate sythetase, ornithine transcarbamylase, or argininosuccinic acid synthetase.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Administrative Proceeding” means any administrative proceeding relating to a dispute involving a patent office or other relevant intellectual property registry which relates to validity, opposition, revocation, ownership or enforceability of the relevant Intellectual Property.

“Other Taxes” has the meaning set forth in Section 3.01(a).

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to (a) any borrowings and prepayments or repayments of such Loans occurring on such date and (b) the capitalization and addition to principal of any PIK Period Paid-In-Kind Interest that has occurred on or prior to such date in accordance with Section 2.06(c).

“Paragraph IV Certification” has the meaning specified in Section 6.17(c)(iii).

“Participant” has the meaning set forth in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Partnered Program” means any current or future business agreement or arrangement entered into with any Third Party under which the Borrower or any Subsidiary performs services related to Product Development and Commercialization Activities associated with any Product and/or obtains any rights in any Product.

“Patents” means any patent rights of any kind, including any and all: patents (whether registered or not), patent applications or invention disclosures, as well as all divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, inter partes review, renewals, extensions, adjustments, restorations, supplemental protection certificates and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction, together with the right to claim the priority thereto and the right to sue for past infringement of any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), excluding a Multiple Employer Plan or a Multiemployer Plan that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Perceptive” means Perceptive Advisors LLC, and its successors and assigns.

“Perceptive Lender” means (a) Perceptive Credit Holdings IV, LP and (b) any Lender that is an Affiliate or an Approved Fund of Perceptive or any Person described in clause (a) of this definition.

“Permits” means all Regulatory Authorizations, permits, licenses, registrations, certificates, accreditations, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority, including, without limitation, those relating to Environmental Laws.

“Permitted Acquisition” means an Investment consisting of an Acquisition by a Loan Party; provided, that, (a) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a reasonably related line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (b) no Event of Default shall have occurred and be continuing or would result from such Acquisition, (c) the Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.14, (d) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or the shareholders (or equivalent) of the applicable Loan Party and the target of such Acquisition, (e) the Borrower shall have delivered to the Administrative Agent (for further distribution to the Lenders) pro forma financial statements for the Borrower and its Subsidiaries after giving effect to such Acquisition for the twelve month period ending as of the most recent fiscal quarter end in a form reasonably satisfactory to the Required Lenders, (f) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date and (g) the aggregate consideration (including deferred purchase price (including, for the avoidance of doubt, any milestone obligations) and any Earn Out Obligations, but excluding consideration in the form of Qualified Capital Stock of the Borrower to the extent not constituting a Change of Control) paid by the Borrower and its Subsidiaries for all such Acquisitions during the term of this Agreement shall not exceed (i) $10,000,000, if the Arimoclomol FDA Approval shall not have occurred or (ii) $30,000,000, if the Arimoclomol FDA Approval shall have occurred (and the Administrative Agent shall have received the Arimoclomol FDA Approval Certificate).

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the common stock (or other securities or property following a merger event or other change of the common stock) purchased by the Borrower in connection with the issuance of any Permitted Convertible Bond Indebtedness and as may be amended in accordance with its terms; provided, that, (a) the purchase price of any such call option or capped call option (or substantively equivalent derivative) transaction less the amount received by the Borrower in respect of any Permitted Warrant Transaction in connection with such issuance of Permitted Convertible Bond Indebtedness shall not exceed the net proceeds to the Borrower from such issuance of Permitted Convertible Bond Indebtedness and (b) the terms, conditions and covenants of each such call or capped call option transaction (or substantively equivalent derivative transaction) are customary for agreements of such type, as determined in good faith by the Borrower.

“Permitted Convertible Bond Indebtedness” means Convertible Bond Indebtedness of the Borrower; provided, that, (a) such Convertible Bond Indebtedness shall be unsecured, (b) no Subsidiary shall Guarantee such Convertible Bond Indebtedness if such Subsidiary does not also provide a Guarantee of the Obligations, (c) such Convertible Bond Indebtedness shall not mature, and no scheduled or mandatory principal payments, prepayments, cash settlements, repurchases, redemptions or sinking fund or like payments of any Convertible Bond Indebtedness shall be required at any time on or prior to the date that is one hundred and eighty-one (181) days after the Maturity Date (it being understood that neither (x) any offer to purchase such Indebtedness as a result of “change of control”, “fundamental change” or any comparable term under and as defined in any indenture governing any Convertible Bond Indebtedness, (y) any early conversion of such Indebtedness into Qualified Capital Stock of the Borrower (or, subject to the Redemption Conditions, cash or a combination of Qualified Capital Stock of the Borrower and cash) in accordance with the terms thereof, nor (z) any redemption of such Indebtedness upon satisfaction of a condition related to the stock price of the Borrower’s common stock, in each case, shall violate the restriction of this clause (c)), (d) such Convertible Bond Indebtedness shall not include covenants and defaults (other than covenants and defaults customary for convertible indebtedness but not customary for loans) that are, taken as a whole, more restrictive on the Loan Parties than the provisions of this Agreement, (e) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Convertible Bond Indebtedness or would result therefrom, (f) immediately after giving effect to the incurrence of any Convertible Bond Indebtedness, the aggregate outstanding amount of all “Permitted Convertible Bond Indebtedness” shall not exceed an amount equal to twenty percent (20%) of the Borrower’s Market Capitalization as of the pricing date related to such incurrence and (g) the Borrower shall have delivered to the Administrative Agent (for further distribution to the Lenders) a certificate of a Responsible Officer of the Borrower certifying as to the foregoing; provided, further, that, any cross-default or cross-acceleration event of default provision contained in the definitive documentation for such Convertible Bond Indebtedness (each howsoever defined) that related to indebtedness or other payment obligations of a Loan Party or a Subsidiary (such Indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least thirty (30) calendar days (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least twenty-five percent (25%) in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision.

“Permitted Licenses” means (a) non-exclusive licenses for the use of the Intellectual Property of the Borrower or any of its Subsidiaries entered into in the ordinary course of business and not interfering with the business of the Borrower and its Subsidiaries or the Product Development and Commercialization Activities with respect to any Product, (b) exclusive (subject to clause (iv) of the proviso of this definition) licenses for the use of the Intellectual Property of the Borrower or any of its Subsidiaries entered into in the ordinary course of business; provided, that, with respect to each such license described in clauses (a) and (b), (i) no Event of Default has occurred or is continuing at the time of entry into such license, (ii) the license constitutes an arm’s-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Material Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a Lien on, or assign or otherwise transfer any Material Intellectual Property (other than customary non-assignment provisions that are rendered ineffective under the Uniform Commercial Code), (iii) in the case of any exclusive license, the Borrower delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed exclusive license to the Administrative Agent and delivers to the Administrative Agent (for further distribution to the Lenders) copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, (iv) any such license could not result in a legal transfer of title of the licensed property but, other than with respect to Azstarys, may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States, and (v) all upfront payments, royalties, milestone payments or other proceeds arising from the license agreement that are payable to the Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by an Account Control Agreement and (c) the licenses set forth on Schedule 1.02 hereto as each such license is in effect on the Closing Date (and as may be amended or otherwise modified in a manner not materially adverse to the Administrative Agent or any Lender in their respective capacities as such). It is understood and agreed that, notwithstanding anything to the contrary set forth in this definition, in no event shall a “Permitted License” include any license of any Product (or any Intellectual Property associated with or embodied therein) in the United States (or any state or other political subdivision thereof), except that a “Permitted License” may include a nonexclusive license to a third party in the ordinary course of the Borrower’s business for the purpose of the import, export, manufacture, make, use, sale, offer for sale, promotion or distribution of such Product so long as such nonexclusive license does not grant to any third party the right to sell, offer for sale, market or promote such Product on a royalty payment basis, profit sharing basis or any other similar payment structure

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Refinancing” means, with respect to any Indebtedness of any Person, any modification, refinancing, replacement, refunding, renewal or extension of such Indebtedness; provided, that, (a) the principal amount thereof does not exceed the sum of (i) the outstanding principal amount of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended plus (ii) prepayment premiums paid, accrued but unpaid interest, and reasonable and customary fees and expenses incurred, in each case, in connection with such modification, refinancing, replacement, refunding, renewal or extension plus (iii) any unutilized commitments under the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended, (b) such modification, refinancing, replacement, refunding, renewal or extension has (i) a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, and (ii) a weighted average life equal to or longer than the weighted average life of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (c) the direct and contingent obligors of such Indebtedness shall not be changed, as a result of or in connection with such modification, refinancing, replacement, refunding, renewal or extension, (d) the terms (excluding pricing, fees, rate floors, discounts, premiums and optional prepayment or redemption terms) of such Indebtedness, taken as a whole, shall not be changed in any manner that is materially adverse, taken as a whole, to the Borrower or any Subsidiary, as applicable, as a result of or in connection with such modification, refinancing, replacement, refunding, renewal or extension, (e) if the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is subordinated to the Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, replaced, refunded, renewed or extended, (f) if the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is secured by Liens on the Collateral junior to those created under the Collateral Documents, such modification, refinancing, replacement, refunding, renewal or extension shall either be unsecured or secured by Liens on the Collateral junior to those created under the Collateral Documents on lien subordination terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness (and such junior Liens securing such Indebtedness) being so modified, refinanced, replaced, refunded, renewed or extended, (g) if the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is unsecured, such modification, refinancing, replacement, refunding, renewal or extension shall be unsecured, and (h) at the time of such modification, refinancing, replacement, refunding, renewal or extension of such Indebtedness, no Default or Event of Default shall have occurred and be continuing or result therefrom.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to common stock (or other securities or property following a merger event or other change of the common stock) and/or cash (in an amount determined by reference to the price of such common stock) sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction and as may be amended in accordance with its terms; provided, that, the terms, conditions and covenants of each such call option, warrant or right to purchase transaction are customary for agreements of such type, as determined in good faith by the Borrower.

“Person” means any natural person, corporation, limited liability company, trust, unincorporated organization, joint venture, association, company, partnership, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Personal Information” has the same meaning as the term “personal data,” “personal information,” “protected health information” or the equivalent under applicable Privacy Laws.

“PIK Period” has the meaning set forth in Section 2.06(c)(i).

“PIK Period Cash Pay Interest” has the meaning set forth in Section 2.06(c)(i).

“PIK Period Cash Pay Notice” means a written notice (which notice shall be irrevocable) from a Responsible Officer of the Borrower to the Administrative Agent (for further distribution to the Lenders) that the Borrower does not intend to exercise its right to pay all interest for an applicable Interest Period in accordance with clauses (x) and (y) of Section 2.06(c)(i).

“PIK Period Paid-in-Kind Interest” has the meaning set forth in Section 2.06(c)(i).

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or, in the case of any Pension Plan, any ERISA Affiliate or any such Plan to which the Borrower or, in the case of any Pension Plan, any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreement” means that certain U.S. Pledge Agreement dated as of the Closing Date by and among the Administrative Agent and the U.S. Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Prime Rate” means, with respect to any Interest Period, the fluctuating rate per annum equal to the highest rate published in the “Money Rates” section of The Wall Street Journal as the “prime rate” then in effect (or, if such source is not available for any reason, such alternative source as determined by the Administrative Agent) on the first Business Day of such Interest Period.

“Priority Review Voucher” means a voucher issued by the FDA to the sponsor of a rare pediatric disease product application, as such term is defined in 21 U.S.C. § 360ff, which entitles the holder of such voucher to priority review of an NDA after the date of approval of the rare pediatric disease product application.

“Privacy Laws” means all Laws applicable to the privacy or security of individually identifiable information of any patient or individual, including without limitation HIPAA, the EU General Data Protection Regulation (EU) 2016/679 (GDPR) and equivalent Laws in other jurisdictions.

“Product” means (a) Arimoclomol, (b) Olpruva, (c) Azstarys and (d) any current or future service or product developed, manufactured, licensed, marketed, sold, offered for sale, promoted, distributed, tested or commercialized by the Borrower or any Subsidiary (including as part of any Partnered Program), including any such product in development or which may be developed, including those products set forth on Schedule 1.01 (as supplemented from time to time in accordance with the terms of this Agreement); provided, that, if the Loan Parties shall fail to comply with their obligations under this Agreement to give notice to the Administrative Agent and supplement Schedule 1.01 prior to manufacturing, selling, developing, testing or marketing any new Product, any such improperly undisclosed Product shall be deemed to be included in this definition.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein or to exclude third parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, pharmaceutical companies, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to any such entity.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, offer for sale, sale, licensing, storage, labeling, marketing, promotion, supply, distribution, testing (including post-marketing studies), packaging, purchasing, securing reimbursement or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit such Product.

“Product Distributor” means any Person that, pursuant to a Product Agreement, is engaged in any Product Development and Commercialization Activities.

“Product-Specific Patents” means, on a Product-by-Product basis, all Patents (a) in which a Loan Party or any Subsidiary has rights, and (b) that relate to, are embodied in, cover or involve the making, using, selling, offering for sale, importing or otherwise commercializing a particular Product.

“Public Borrower Materials” has the meaning set forth in Section 7.02.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Real Property Security Documents” means with respect to the fee interest of any Loan Party in any real property:

(a)    a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

(b)    if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner reasonably satisfactory to each of the Administrative Agent and such title insurance company, dated a date reasonably satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, Inc. in 2016 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11, 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c)    ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent;

(d)    (i) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such real property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by each Loan Party relating thereto) and (ii) if such real property is a Flood Hazard Property, (A)  notices to (and confirmations of receipt by) such Loan Party as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (B) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent;

(e)    if requested by the Administrative Agent in its sole discretion, an environmental assessment report as to such real property, in form and substance and from professional firms reasonably acceptable to the Administrative Agent;

(f)    if requested by the Administrative Agent in its sole discretion, evidence reasonably satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(g)    if requested by the Administrative Agent in its sole discretion, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Recipient” means the Administrative Agent or any Lender.

“Redemption Conditions” means, with respect to any payment in cash by the Borrower or any Subsidiary in connection with any Permitted Convertible Bond Indebtedness, including any voluntary or mandatory principal payment, prepayment, cash settlement upon conversion of such Permitted Convertible Bond Indebtedness (in lieu of the issuance of shares of Qualified Capital Stock of the Borrower), repurchase, redemption, sinking fund or like payment (but excluding (x) payments of cash interest and (y) cash in lieu of fractional shares) (any such payment, a “Redemption Payment”), each of the following conditions: (a) no Default or Event of Default shall exist at the time of such payment or would result therefrom and (b) immediately prior to such payment and at all times after such payment until the Facility Termination Date, the amount of Unrestricted Cash of the U.S. Loan Parties held in accounts for which the Administrative Agent shall have received an Account Control Agreement shall not be less than one hundred and fifty percent (150%) of the then Outstanding Amount of all Obligations.

“Redemption Payment” has the meaning set forth in the definition of “Redemption Conditions”.

“Register” has the meaning set forth in Section 11.06(c).

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product, including CMS, FDA, DEA, EMA and all similar agencies in other jurisdictions, and includes Standard Bodies.

“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, designations, certifications, licenses and permits granted by or required by any Regulatory Agencies, including all NDAs, BLAs, and ANDAs for the research, testing, development, manufacture, distribution, marketing, storage, transportation, use, import, export, offering for sale, commercialization and sale of the Products.

“Related Indemnified Party” means, with respect to any Indemnitee, (a) any Affiliate of such Indemnitee, and (b) the respective officers, directors, employees, agents or representatives of such Indemnitee or any of its Affiliates, in the case of this clause (b), acting at the direction of such Indemnitee or Affiliate; provided, that, each reference to an Affiliate in this definition pertains to an Affiliate involved in the negotiation, syndication, administration or enforcement of this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders; provided, that, (a) so long as the HCRX Lenders collectively hold at least twenty-five percent (25%) of the Total Credit Exposures of all Lenders hereunder, “Required Lenders” shall include each HCRX Lender and (b) so long as the Perceptive Lenders collectively hold at least twenty-five percent (25%) of the Total Credit Exposures of all Lenders hereunder, “Required Lenders” shall include each Perceptive Lender. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Rescindable Amount” has the meaning set forth in Section 2.11(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Financial Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Financial Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Financial Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief medical officer, chief scientific officer, general counsel, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” means, when referring to cash or Cash Equivalents of the Loan Parties, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and its Subsidiaries as determined in accordance with GAAP (other than as a result of the Liens of the Administrative Agent for the benefit of the Secured Parties) or (b) are subject to any Lien in favor of any Person (other than bankers’ liens and rights of setoff) other than the Administrative Agent for the benefit of the Secured Parties.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any Subsidiary, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any Subsidiary, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any Subsidiary, now or hereafter outstanding, (d) any payment made in cash in connection with the settlement of a Permitted Warrant Transaction and (e) any payment made in cash upon the conversion of, exercise of, repurchase of, redemption of, settlement or early termination or cancellation of, other performance of obligations under, or otherwise with respect to, any Convertible Bond Indebtedness (other than any interest thereon and any fees due thereunder).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc., and any successor thereto.

“Safety Notice” means any product recall, field notification, safety alert, correction, market withdrawal, warning, “dear doctor” letter, investigator notice, “serious adverse event” report, marketing suspension, removal, label change request or other similar notices relating to an alleged lack of safety or efficacy of any Product.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any economic or trade sanctions administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, any European Union Member State, or His Majesty’s Treasury (“HMT”).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC S-3 Eligibility Requirements” means the Registrant Requirements (as defined in Form S-3 of the SEC) listed in Section I.A of Form S-3 of the SEC.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Securities Act” means the Securities Act of 1933.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the U.S. Security Agreement dated as of the Closing Date by and among the Administrative Agent and the U.S. Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Unavailability Event” has the meaning set forth in Section 3.05.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that, “Swap Contract” shall not include any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Systems” means any device or combination thereof that contains data and Personal Information, including any physical and electronic data information storage services and systems and in particular those that use, access, store or disclose Personal Information.

“Taxes” has the meaning set forth in Section 3.01(a).

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make a Term A Loan to the Borrower pursuant to Section 2.01(a), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term A Commitments of all of the Term A Lenders as in effect on the Closing Date is SIXTY MILLION DOLLARS ($60,000,000).

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate Outstanding Amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds one or more Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Note” has the meaning set forth in Section 2.09.

“Term B Availability Period” means the period from and after the Closing Date to the earliest of (a) the eighteen (18) month anniversary of the Closing Date, (b) the date of termination of the Term B Commitments pursuant to Section 2.04, (c) the date of termination of the Term B Commitments pursuant to Section 9.02 and (d) the date upon which the Loans are prepaid in full pursuant to Section 2.03.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Borrowing Date” means any date on which a Term B Borrowing shall be made pursuant to Section 2.01(b).

“Term B Commitment” means, as to each Lender, its obligation to make a Term B Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term B Commitments of all of the Lenders as in effect on the Closing Date is TWENTY MILLION DOLLARS ($20,000,000).

“Term B Facility” means, at any time, (a) during the Term B Availability Period, the aggregate amount of the Term B Commitments at such time, plus the aggregate Outstanding Amount of the Term B Loans of all Term B Lenders outstanding at such time and (b) thereafter, the aggregate Outstanding Amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means (a) at any time during the Term B Availability Period, any Lender that has a Term B Commitment at such time or holds one or more Term B Loans at such time and (b) at any time thereafter, any Lender that holds one or more Term B Loans at such time.

“Term B Loan” means an advance made by any Term B Lender under the Term B Facility.

“Term B Note” has the meaning set forth in Section 2.09.

“Term C Availability Period” means the period from and after the Closing Date to the earliest of (a) December 31, 2024, (b) the date of termination of the Term C Commitments pursuant to Section 2.04, (c) the date of termination of the Term C Commitments pursuant to Section 9.02 and (d) the date upon which the Loans are prepaid in full pursuant to Section 2.03.

“Term C Borrowing” means a borrowing consisting of simultaneous Term C Loans made by each of the Term C Lenders pursuant to Section 2.01(c).

“Term C Borrowing Date” means the date that the Term C Borrowing shall be made pursuant to Section 2.01(c).

“Term C Commitment” means, as to each Lender, its obligation to make a Term C Loan to the Borrower pursuant to Section 2.01(c), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term C Commitments of all of the Lenders as in effect on the Closing Date is TWENTY MILLION DOLLARS ($20,000,000).

“Term C Draw Condition” means the conditions that (a) the Arimoclomol FDA Approval shall have occurred (and the Administrative Agent shall have received the Arimoclomol FDA Approval Certificate) and (b) the Borrower shall have delivered to the Administrative Agent (for further distribution to each Lender) a certificate of a Responsible Officer of the Borrower certifying that neither the Borrower nor any Subsidiary shall have received on or prior to the date of the Term C Borrowing any correspondence that could reasonably be expected to result in the revocation or withdrawal of the Arimoclomol FDA Approval.

“Term C Facility” means, at any time, (a) during the Term C Availability Period, the aggregate amount of the Term C Commitments at such time and (b) thereafter, the aggregate Outstanding Amount of the Term C Loans of all Term C Lenders outstanding at such time.

“Term C Lender” means (a) at any time during the Term C Availability Period, any Lender that has a Term C Commitment at such time and (b) at any time thereafter, any Lender that holds one or more Term C Loans at such time.

“Term C Loan” means an advance made by any Term C Lender under the Term C Facility.

“Term C Note” has the meaning set forth in Section 2.09.

“Term Facility” means the Term A Facility, the Term B Facility or the Term C Facility, as the context may require.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator reasonably satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time).

“Third Party” means any Person other than the Borrower or any Subsidiary or Affiliate thereof.

“Three-Month Term SOFR” means, with respect to any Interest Period, a rate per annum equal to the greater of (a) four percent (4.00%) per annum and (b) the three-month Term SOFR Screen Rate, two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then “Three-Month Term SOFR” for purposes of this clause (b) means the three month Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto.

“Threshold Amount” means $2,500,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender and the Outstanding Amount of all Loans of such Lender at such time.

“Trademarks” means any statutory or common law trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name or other indicator of source or origin or identifies the goods and services of one provider from another, and all applications and registrations therefor, together with all of the goodwill associated therewith.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Internal Revenue Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof or of the other Loan Documents relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, at any time, cash and Cash Equivalents of the Loan Parties (without duplication) that are not Restricted at such time.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Loan Party” means the Borrower and each Guarantor that is a Domestic Subsidiary.

“U.S. Person” means any “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(c)(ii)(B)(C).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person one hundred percent (100%) of whose Equity Interests are at the time owned by the Borrower directly or indirectly through one or more other Persons one hundred percent (100%) of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower. Unless otherwise specified, all references herein to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the Borrower.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other Person required by applicable Law to withhold or deduct amounts with respect to a payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02    Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in any Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)    Any reference herein or in any other Loan Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03    Accounting Terms.

(a)    Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided, however, that, calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015, and (iii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein. For purposes of determining the amount of any outstanding Indebtedness, no effect shall be given to any election by any Loan Party or any Subsidiary to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825–10–25 (formerly known as FASB 159) or any similar accounting standard).

(b)    Changes in GAAP. The Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly financial statement delivered in accordance with Section 7.01. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent (for further distribution to the Lenders) financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

(c)    Calculations. For purposes of all calculations hereunder, the principal amount of Convertible Bond Indebtedness shall be the outstanding principal (or notional) amount thereof, valued at par.

(d)    Consolidation of Variable Interest Rate Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity was a Subsidiary as defined herein.

1.04    Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.05    Danish Terms.

Without prejudice to the generality of any provision of any Loan Document, in any Loan Document, where it relates to an entity incorporated or established under Danish law, a reference to:

(a)    a director or officer includes a managing director (in Danish: direktør) or a member of the board of directors (in Danish: bestyrelsesmedlem);

(b)    a person being insolvent or unable to pay its debts means that the person in question is unable to meet its liabilities as and when they fall due, unless such inability must be deemed to be only temporary within the meaning of Section 17(2) of the Danish Bankruptcy Act;

(c)    a liquidator, compulsory manager, receiver, administrative receiver, administrator or similar officer will be either of: (i) a reconstructor (in Danish: rekonstruktør), (ii) liquidator (in Danish: likvidator), or (iii) a bankruptcy administrator (in Danish: kurator), as applicable;

(d)    a winding up, administration, official management, dissolution, liquidation, moratorium, restructuring, reorganization, relief or general assignment for the benefit of creditors will be either of a dissolution by declaration (in Danish: opløsning ved erklæring), a voluntary liquidation (in Danish: frivillig likvidation), a forced dissolution (in Danish: tvangsopløsning) under Chapter 14 of the Danish Companies Act or judicial restructuring (in Danish: rekonstruktion) or bankruptcy (in Danish: konkurs) under the Danish Bankruptcy Act;

(e)    seeking/commencement/institution of bankruptcy or insolvency (proceedings) includes the opening of insolvency or judicial reconstruction proceedings (in Danish: tage under konkursbehandling eller rekonstruktionsbehandling);

(f)    its “Organization Documents” means the articles of association (in Danish: vedtægter).

(g)    gross negligence means grov uagtsomhed.

(h)    willful misconduct means forsæt;

(i)    jointly and severally means solidarisk.

(j)    to guarantee means at garantere eller kautionere.

(k)    to indemnify means at skadesløsholde.

ARTICLE II

THE COMMITMENTS

2.01    Commitments.

(a)    Term A Borrowing. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of the Loan Parties set forth herein, each Term A Lender severally and not jointly agrees to make a single loan to the Borrower, in Dollars, on the Closing Date in an aggregate amount not to exceed such Term A Lender’s Term A Commitment. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Term A Commitments. Term A Borrowings repaid or prepaid may not be reborrowed.

(b)    Term B Borrowing. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of the Loan Parties set forth herein, each Term B Lender severally and not jointly agrees to make up to two (2) loans to the Borrower, in Dollars, on any Business Day during the Term B Availability Period, in an aggregate amount not to exceed such Term B Lender’s Term B Commitment; provided, that, for the avoidance of doubt, it is understood and agreed that (i) there shall be no more than two (2) Term B Borrowings during the term of this Agreement and (ii) each Term B Borrowing shall be in an amount not to exceed $10,000,000. Each Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments. Term B Borrowings repaid or prepaid may not be reborrowed.

(c)    Term C Borrowing. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of the Loan Parties set forth herein, each Term C Lender severally and not jointly agrees to make a single loan to the Borrower, in Dollars, on any Business Day during the Term C Availability Period, in an aggregate amount not to exceed such Term C Lender’s Term C Commitment; provided, that, on or prior to such Business Day, the Term C Draw Conditions shall have been satisfied; provided, further, that, for the avoidance of doubt, it is understood and agreed that (i) there shall be no more than one (1) Term C Borrowing during the term of this Agreement and (ii) the Term C Borrowing shall be in an amount not to exceed $20,000,000. The Term C Borrowing shall consist of Term C Loans made simultaneously by the Term C Lenders in accordance with their respective Term C Commitments. Term C Borrowings repaid or prepaid may not be reborrowed.

2.02    Borrowings.

(a)    Each Borrowing shall be made upon the Borrower’s irrevocable notice (in the form of a written Loan Notice, appropriately completed and signed by a Responsible Financial Officer of the Borrower) to the Administrative Agent, which must be given not later than 9:00 a.m. (i) on the Closing Date, in the case of the Term A Borrowing and (ii) on the date at least fifteen (15) Business Days in advance of the requested date of the applicable Term B Borrowing or the Term C Borrowing, as the case may be (or such shorter period as may be agreed to by the Administrative Agent and the Required Lenders, each in their sole discretion). Each Loan Notice shall specify (A) the requested date of the Borrowing (which shall be a Business Day), (B) the principal amount of Loans to be borrowed and (C) the wiring instructions of the Borrower. The Term A Borrowing shall be in a principal amount of $60,000,000.

(b)    Following receipt of a Loan Notice for a Term Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Term Facility of the applicable Loans. Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice (or, in the case of any Borrowing on the Closing Date, directly to the account of the Borrower designated by it (or an account of another Person designated by the Borrower) in a separate funds flow or funding direction letter provided to such Lender). Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Borrowing, Section 5.01) and receipt of all requested funds from the Lenders (other than any funds that have been wired by any Lender directly to the Borrower’s account (or an account of another Person designated by the Borrower) on the Closing Date pursuant to written instructions from the Borrower), the Administrative Agent shall make all funds (other than any funds that have been wired by any Lender directly to the Borrower’s account (or an account of another Person designated by the Borrower) on the Closing Date pursuant to written instructions from the Borrower) so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds (other than any funds that have been wired by any Lender directly to the Borrower’s account (or an account of another Person designated by the Borrower) on the Closing Date pursuant to written instructions from the Borrower) in accordance with instructions on the Loan Notice provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

2.03    Prepayments.

(a)    Voluntary Prepayments. Subject to the payment of any repayment premium as required under Section 2.03(d), the Final Payment Premium required under Section 2.07(b) and any other fees or amounts payable hereunder at such time, the Borrower may, upon written notice from the Borrower to the Administrative Agent, voluntarily prepay the Loans, in whole but not in part; provided, that, such notice must be received not later than 11:00 a.m. three (3) Business Days prior to the date of prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that, if such notice expressly states that it is conditioned upon the effectiveness of other credit facilities or financing or the closing of a specified transaction, such notice may be revoked by the Borrower (by notice in writing to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment pursuant to this Section 2.03(a) shall be accompanied by (w) all accrued interest on the principal amount of the Loans prepaid, (x) the repayment premium required under Section 2.03(d) and the Final Payment Premium required under Section 2.07(b), (y) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of prepayment and (z) all other Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been asserted). Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Term Facilities.

(b)    Mandatory Prepayments of Loans.

(i)    Dispositions and Involuntary Dispositions. The Borrower shall promptly (and, in any event, within five (5) Business Days) prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of all Dispositions and Involuntary Dispositions to the extent such Net Cash Proceeds are not reinvested in Eligible Assets within 270 days of the date of receipt thereof. Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iv) below.

(ii)    Extraordinary Receipts. The Borrower shall promptly (and, in any event, within five (5) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Extraordinary Receipt, prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds to the extent such Net Cash Proceeds are not reinvested in Eligible Assets within 270 days of the date of receipt thereof. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iv) below.

(iii)    Debt Issuance. The Borrower shall promptly (and, in any event, within three (3) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (iv) below.

(iv)    Application of Mandatory Prepayments. All payments under this Section 2.03(b) shall be applied first to all fees, costs, expenses, indemnities and other amounts due and payable hereunder, then proportionately (based on the relation of such amounts to the total amount of the relevant payment under this Section 2.03(b)) to the payment or prepayment (as applicable) of the following amounts of the Obligations: default interest, if any, repayment premium required by Section 2.03(d) and accrued interest and principal. For the avoidance of doubt, each such prepayment shall also be accompanied by the Final Payment Premium required by Section 2.07(b), if applicable. Each such prepayment shall be applied first, to outstanding Term C Loans, second, to outstanding Term B Loans and third, to outstanding Term A Loans. Each such prepayment shall be applied to the Loans of the Lenders in accordance with the respective Applicable Percentages in respect of each of the relevant Term Facilities.

(v)    Notice of Mandatory Prepayment. The Borrower shall provide prior written notice to the Administrative Agent of any prepayment made pursuant to this Section 2.03(b); provided, that, such notice must be received not later than 11:00 a.m. one (1) Business Day prior to the date of prepayment (or such shorter period as the Required Lenders may agree).

(c)    Change of Control. Upon the occurrence of a Change of Control, the Borrower shall, at the direction of the Required Lenders, and may, at its option upon three (3) Business Days prior written notice from the Borrower to the Administrative Agent, prepay the Outstanding Amount of the Loans together with all accrued and unpaid interest thereon plus the repayment premium required by Section 2.03(d) and the Final Payment Premium required by Section 2.07(b) plus all other Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been asserted). Each such direction or notice shall specify the date and amount of such prepayment. If such direction or notice is given, the Borrower shall make such prepayment and the payment amount specified in such direction or notice shall be due and payable on the date specified therein. Each prepayment under this Section 2.03(c) shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(d)    Repayment Premiums. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if all or any portion of the principal amount of any Loans are repaid, or required to be repaid, pursuant to this Section 2.03, Article IX or otherwise (other than, for the avoidance of doubt, Section 2.05), then, in all cases, the Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such repayment is paid or required to be paid, in addition to the other Obligations so repaid or required to be repaid, a repayment premium equal to: (i) with respect to any repayment paid or required to be paid on or prior to the twenty-four (24) month anniversary of the Closing Date, an amount equal to the Make-Whole Amount (Months 1-24) with respect to such repayment, (ii) with respect to any repayment paid or required to be paid after the twenty-four (24) month anniversary of the Closing Date, but on or prior to the thirty (30) month anniversary of the Closing Date, an amount equal to the Make-Whole Amount (Months 25-30) with respect to such repayment, (iii) with respect to any repayment paid or required to be paid after the thirty (30) month anniversary of the Closing Date but on or prior to the thirty-six (36) month anniversary of the Closing Date, an amount equal to three and one half of one percent (3.50%) of the principal amount of such Loan that is repaid or required to be repaid, (iv) with respect to any repayment paid or required to be paid after the thirty-six (36) month anniversary of the Closing Date but on or prior to the forty-eight (48) month anniversary of the Closing Date, an amount equal to one and one half of one percent (1.50%) of the principal amount of such Loan that is repaid or required to be repaid, and (v) with respect to any repayment paid or required to be paid thereafter, an amount equal to zero percent (0%) of the principal amount of such Loan that is repaid or required to be repaid. Such repayment premiums shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.04    Termination of Commitments.

(a)    Voluntary. The Borrower may, upon written notice to the Administrative Agent during (i) the Term B Availability Period, terminate in full the Term B Commitments and (ii) the Term C Availability Period, terminate in full the Term C Commitments; provided, that: any such notice shall be received by the Administrative Agent not later than 9:00 a.m. five (5) Business Days prior to the date of termination. Upon any termination of the Term B Commitments or the Term C Commitments, the Commitments of each Appropriate Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

(b)    Mandatory. The Term A Commitments will be automatically and permanently reduced to zero upon the Term A Borrowing pursuant to Section 2.01(a). The Term B Commitments will be automatically and permanently reduced (i) by the amount of each Term B Borrowing on the date of each such Term B Borrowing and (ii) to zero upon the second Term B Borrowing pursuant to Section 2.01(b) or, if earlier, on the date that the Term B Availability Period shall end. The Term C Commitments will be automatically and permanently reduced to zero upon the Term C Borrowing pursuant to Section 2.01(c) or, if earlier, on the date that the Term C Availability Period shall end.

2.05    Repayment of Loans.

The Borrower shall repay the outstanding principal amount of all Loans, together with all accrued and unpaid interest thereon and all other outstanding Obligations, including the Final Payment Premium required under Section 2.07(b), on the Maturity Date.

2.06    Interest.

(a)    Pre-Default Rate. Subject to the provisions of clause (b) below, each Loan shall bear interest on the outstanding principal amount thereof (for the avoidance of doubt, based on the stated principal amount thereof without reducing such amount by any applicable original issue discount) for each Interest Period from the applicable borrowing date thereof at a rate per annum equal to the Interest Rate for such Interest Period.

(b)    Default Rate. (i) Upon the occurrence and during the existence of any Event of Default, all outstanding Obligations shall bear interest at an interest rate per annum at all times equal to the Interest Rate for the applicable Interest Period plus four percent (4.00%) per annum (the “Default Rate”), to the fullest extent permitted by applicable Laws, until such Event of Default is cured or waived in accordance with the terms of this Agreement; provided, that, to the extent that the only Event of Default in existence is an Event of Default that occurs under Section 9.01(b) solely as a result of the Loan Parties’ failure to comply with Section 7.21, the “Default Rate” for such Event of Default shall instead be an interest rate per annum at all times equal to the Interest Rate for the applicable Interest Period plus one-half of one percent (0.50%) per annum until such Event of Default is cured or waived in accordance with the terms of this Agreement and (ii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable in cash on demand.

(c)    Paid-In-Kind Interest.

(i)    Beginning with the Interest Payment Date occurring on June 30, 2024 and continuing through and including the Interest Payment Date occurring on March 31, 2026 (the “PIK Period”), on any Interest Payment Date, so long as (A) no Event of Default has occurred and is continuing on any such Interest Payment Date and (B) the Borrower has not delivered to the Administrative Agent (for further distribution to the Lenders) a PIK Period Cash Pay Notice on or prior to the date that is six (6) Business Days prior to the first day of the Interest Period ending on such Interest Payment Date, (x) seventy-five percent (75%) of the aggregate amount of interest accruing on the Loans during such Interest Period (such interest, the “PIK Period Cash Pay Interest”) shall be due and payable in cash in arrears on such Interest Payment Date and (y) twenty-five percent (25%) of the aggregate amount of interest accruing on the Loans during such Interest Period (such interest, the “PIK Period Paid-in-Kind Interest”) shall be due and payable on such Interest Payment Date by capitalizing and adding such PIK Period Paid-in-Kind Interest to the outstanding principal amount of the applicable Loans on such Interest Payment Date. For the avoidance of doubt, if (I) on or prior to the sixth (6th) Business Day prior to the first day of any Interest Period ending on any Interest Payment Date occurring during the PIK Period the Borrower has delivered to the Administrative Agent (for further distribution to the Lenders) a PIK Period Cash Pay Notice, or (II) any Event of Default has occurred and is continuing on any such Interest Payment Date, all interest accruing on the Loans shall be due and payable in cash in arrears on such Interest Payment Date.

(ii)    Paid-in-Kind Interest Generally. Any and all such PIK Period Paid-in-Kind Interest so added to the principal amount of the Loans shall constitute and increase the principal amount of the Loans for all purposes under this Agreement, including without limitation, for purposes of calculating any repayment premium under Section 2.03(d) (but excluding for purposes of calculating the Final Payment Premium under Section 2.07(b)), and shall bear interest in accordance with this Section 2.06.

(d)    Interest Generally. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Subject to Section 2.06(c) above, all interest shall be due and payable in cash. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be determinative in the absence of manifest error.

2.07    Fees.

(a)    Fee Letters. The Borrower shall pay to the Administrative Agent, the Lenders and their respective Affiliates for their own respective accounts fees and original issue discount in the amounts and at the times specified in the applicable Fee Letter. It being understood and agreed that any such original issue discount shall not reduce the aggregate principal amount of any Loans for any reason under this Agreement or any other Loan Document. Such fees and original issue discount shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

(b)    Final Payment Premium. Upon the earlier to occur of (i) the Maturity Date and (ii) the date that the Loans become due and payable in full for any reason (whether pursuant to Section 2.03, Section 2.05, Section 9.02 or otherwise), the Borrower shall pay, without any presentment thereof, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office, in addition to the other Obligations prepaid, repaid or required to be prepaid or repaid, in each case, on such date, the Final Payment Premium. The Final Payment Premium shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.08    Computation of Interest.

All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid.

2.09    Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (a) in the case of the Term A Loans, be in the form of Exhibit B-1 (a “Term A Note”), (b) in the case of the Term B Loans, be in the form of Exhibit B-2 (a “Term B Note”) and (c) in the case of the Term C Loans, be in the form of Exhibit B-3 (a “Term C Note”). Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.10    Payments Generally.

(a)    General. Except as otherwise expressly set forth herein or in any other Loan Document, payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Subject to Section 9.03, all payments of principal, interest, repayment premiums, Final Payment Premium and fees on the Loans and all other Obligations payable by any Loan Party under the Loan Documents shall be due, without any presentment thereof, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office. The Loan Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Administrative Agent may from time to time direct in writing. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. may, at the Administrative Agent’s discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(b)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make the Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make a Loan or to make its payment under Section 11.04(c).

(c)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for the making of any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the making of any Loan in any particular place or manner.

2.11    Sharing of Payments by Lenders; Presumptions by Administrative Agent.

(a)    If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its Loans or repayment premium or Final Payment Premium in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loans and accrued interest thereon and repayment premium or Final Payment Premium in connection therewith greater than its pro rata share thereof as provided herein, then the Lender shall (x) notify the Administrative Agent of such fact and (y) purchase (for cash at face value) participations in the Loans of the other Lenders pursuant to documentation satisfactory to the Administrative Agent, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and repayment premium or Final Payment Premium in connection with their respective Loans and other amounts owing them; provided, that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section 2.11 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section 2.11 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(b)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (i) the Borrower has not in fact made such payment; (ii) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (iii) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

2.12    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01. Each Lender agrees to provide to the Borrower, the Administrative Agent and each other Lender with prompt written notice of such Lender becoming a Defaulting Lender.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Required Lenders as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Required Lenders; third, if so determined by the Required Lenders and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (A) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)    Defaulting Lender Cure. If the Borrower and the Required Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

TAXES, INCREASED COSTS AND YIELD PROTECTION

3.01    Taxes.

(a)    All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to any Recipient shall be made free and clear of and without deduction or withholding for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, imposts, assessments, deductions, withholdings or other charges of any nature whatsoever, including any interest, additions to tax and penalties thereon, imposed by any taxing authority (collectively, “Taxes”), excluding (i) Taxes attributable to such Recipient’s failure to comply with Section 3.01(c), Section 3.01(d), or Section 3.01(f), (ii) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed by any jurisdiction as a result of such Recipient being organized in or in the case of a Lender, having its applicable Lending Office in such jurisdiction, or (B) as a result of any other present or former connection with the jurisdiction imposing such Tax and such Recipient (other than a connection arising as the result of having executed, delivered, become a party to, performed obligations under, received payments under, received or perfected a security interest under, engaged in any transaction pursuant to, or enforced any Loan Document, or having sold or assigned an interest in any Loan or Loan Document), (iii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (A) such Lender acquires such interest in the Commitment (or, in the case of a Loan not funded by such Lender pursuant to a prior Commitment, acquires such interest in such Loan), other than pursuant to an assignment request by the Borrower pursuant to Section 11.13, or (B) such Lender changes its Lending Office, except in each case to the extent that, pursuant to this Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired such interest in the applicable Loan or Commitment or to such Lender immediately before it changed its Lending Office, (iv) any U.S. federal backup withholding under Section 3406 of the Internal Revenue Code, and (v) withholding Tax imposed under FATCA (all non-excluded items imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document being called “Indemnified Taxes”). If any Withholding Agent is required by applicable Law to make any withholding or deduction of Taxes from any payment by or on account of any obligation of any Loan Party under any Loan Document, then (x) the applicable Withholding Agent shall be entitled to make such withholding or deduction and shall pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted, (y) the applicable Withholding Agent shall promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority and (z) if such withholding or deduction is in respect of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased by such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) will equal the full amount such Recipient would have received had no such withholding or deduction for Indemnified Taxes been made (including any such withholdings or deductions applicable to additional sums payable under this Section 3.01) (provided, that, if the applicable Withholding Agent in respect of an Indemnified Tax is a Person other than a Loan Party or the Administrative Agent (e.g., a Lender), the additional amounts required to be paid by a Loan Party under this clause (z) in respect of such Tax shall not be greater than the additional amounts such Loan Party would have been obligated to pay had such Loan Party made payment of such sum directly to the applicable beneficial owner of such payment complied with the provisions of Section 3.01(c)). Further, the Loan Parties shall pay all present or future stamp, court, documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any of the Loan Documents, except for Taxes imposed with respect to an assignment that are imposed by any jurisdiction as a result of a present or former connection between the Recipient and the jurisdiction imposing such Tax (other than a connection arising as the result of having executed, delivered, become a party to, performed obligations under, engaged in any transaction pursuant to, received payments under, received or perfected a security interest under, or enforced any Loan Document, or having sold or assigned an interest in any Loan or Loan Document) (all such non-excluded Taxes hereinafter referred to as “Other Taxes”).

(b)    [Reserved].

(c)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(c)(ii)(A), (ii)(B) and 3.01(d) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered pursuant to Section 3.01(d) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Administrative Agent and the Borrower of its inability to do so.

(ii)    Without limiting the generality of the foregoing:

(A)    Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(B)    Any Foreign Lender shall, to the extent it is then legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(B)    properly completed and duly executed copies of IRS Form W-8ECI;

(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and duly executed copies of IRS Form W-8BEN-E; or

(D)    to the extent a Foreign Lender is not the beneficial owner, properly completed and duly executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership for U.S. tax purposes and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of such direct and indirect partner(s); and

(iii)    Any Foreign Lender shall, to the extent it is then legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter the reasonable request of the Borrower or the Administrative Agent), properly completed and duly executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(d)    Each Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations thereunder or to determine the amount to deduct and withhold from such payment. The Borrower or the Administrative Agent may, to the extent required by applicable Law, provide any such information and documentation so provided to the Internal Revenue Service and any other relevant Tax authority. For purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)    Each Lender agrees that if any form or certification it previously delivered pursuant to Sections 3.01(c) or (d) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Administrative Agent and the Borrower of its inability to do so. Notwithstanding anything to the contrary in this Section 3.01, no Lender shall be required to deliver any documentation pursuant to this Section 3.01 that such lender is not legally eligible to deliver.

(f)    On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower, two duly-signed, properly completed copies of the documentation prescribed in clauses (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto (together with all required accompanying documentation) certifying either that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding and reporting under Chapter 3 and Chapter 4 of the Internal Revenue Code pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury Regulations. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. An Administrative Agent delivering an IRS Form W-9 pursuant to the preceding clause (i) represents to the Borrower that it is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 and that it will comply with its obligations to withhold under Section 1441 and FATCA with the effect that the Borrower may make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.01(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This Section 3.01(g) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after written demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Taxes that are excluded from the definition of Indemnified Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (h).

3.02    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes and Other Taxes) and (B) Taxes that are excluded from the definition of Indemnified Taxes in Section 3.01(a)) on its loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan), then, upon written demand of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 3.02 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.02 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.02 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.03    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.02 or requires the Borrower to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.02, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.04, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.03(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.04    Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Loan, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or to make any such Loan shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay the Loans of such Lender immediately.

3.05    Inability to Determine Rates.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (a) adequate and reasonable means do not exist for ascertaining clause (b) of the definition of Three-Month Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, (b) the CME (or any successor administrator reasonably satisfactory to the Administrative Agent) has made a public statement identifying a specific date after which SOFR shall or will no longer be made available, or permitted to be used for determining the interest rate of syndicated loans denominated in Dollars, or shall or will otherwise cease; provided, that, in each case, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent that will continue to provide SOFR, or (c) the Administrative Agent or the Required Lenders determine that for any reason that Three-Month Term SOFR for the relevant Interest Period does not adequately and fairly reflect the cost of funds to the Lenders (each a “SOFR Unavailability Event”), then (i) the Administrative Agent will promptly so notify the Borrower and each Lender and (ii) thereafter, (A) the Borrower and the Required Lenders shall negotiate in good faith to amend this Agreement to replace Three-Month Term SOFR with an alternate benchmark rate, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto, as the case may be, for Dollar-denominated credit facilities for such alternative benchmarks, together with any proposed Conforming Changes and (B) until such time as the Borrower and the Required Lenders amend this Agreement as contemplated by the foregoing clause (A), clause (b) of the definition of Three-Month Term SOFR for the Interest Period during which such SOFR Unavailability Event occurs will be a rate per annum equal to the Prime Rate as in effect on the date such SOFR Unavailability Event occurs and thereafter will be re-set on the first Business Day of each Interest Period occurring thereafter.

3.06    Survival.

All of the Borrower’s obligations under this Article III shall survive any assignment by or the replacement of any Lender, termination of the Commitments and the Loan Documents, repayment of all Obligations and replacement or resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01    The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Secured Party and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02    Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been asserted) have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)    any Lien granted to, or in favor of, any Secured Party as security for any of the Obligations shall fail to attach or be perfected; or

(e)    any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Secured Parties exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03    Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any Secured Party, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Secured Parties on demand for all reasonable and documented costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04    Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05    Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

4.06    Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been asserted) have been paid in full and the Commitments have terminated.

4.07    Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

4.08    Danish Guarantee Limitations.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any guarantee, indemnity and other obligations (as well as any security created in relation thereto) of any Danish Loan Party expressed to be assumed under this Agreement, any other Loan Document or any Collateral Document:

(a)    shall be deemed not to be assumed (and any security created in relation thereto shall be limited) to the extent that the same would constitute unlawful financial assistance within the meaning of Section 206 or Section 210 of the Danish Companies Act; and

(b)    shall further be limited to an amount equivalent to the higher of:

(i)    the Equity of such Danish Loan Party at the time(s) (A) the Danish Loan Party is requested to make a payment under this Agreement or (B) of enforcement of security granted by such Danish Loan Party (as applicable); and

(ii)    the Equity of such Danish Loan Party at the Closing Date,

provided, that, the limitations set forth in this clause (b) shall only apply to obligations and liabilities of the Danish Loan Party which exceed the sum of (A) the advances under the Loan Documents received by such Danish Loan Party directly or indirectly in its capacity as intra-group borrower (provided, always, that, any payment made by the Danish Loan Party under this Article IV in respect of such obligations of the Danish Loan Party shall reduce pro tanto the outstanding amount of the intercompany loan owing by the Danish Loan Party) and (B) interest and other costs and fees which are to be borne by the Danish Loan Party in its capacity as borrower under a Loan Document.

The limitations set out in this Section 4.08 shall apply mutatis mutandis to a Danish Loan Party’s aggregate obligations and liabilities under any security, guarantee, indemnity, collateral, subordination of rights and/or claims, subordination and/or turn-over of rights of recourse, application of proceeds (including mandatory prepayments) and any other means of direct or indirect financial assistance made by a Danish Loan Party under any of the Loan Documents.

For the purpose of this Section 4.08, “Equity” means the equity (in Danish: egenkapital) of such Danish Loan Party calculated in accordance with generally accepted accounting principles, standards and practices in Denmark at the relevant time (including, if applied by such Danish Loan Party, IFRS), however, adjusted upwards to the greater of (A) the book value, and (B) the market value, if and to the extent any book value is not equal to the market value.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING AND BORROWINGS

5.01    Conditions of Initial Borrowing.

This Agreement shall become effective upon and the obligation of each Lender to make Loans to be advanced on the Closing Date is subject to satisfaction of the following conditions precedent (as determined by the Lenders in their sole discretion):

(a)    Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents (other than such Danish Collateral Document described in clause (d) of the definition of “Danish Collateral Documents”, which shall be delivered subject to Section 7.21), each properly executed by a Responsible Officer of the signing Loan Party and each other party to such Loan Documents, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(b)    Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent and the Lenders.

(c)    Financial Statements; Due Diligence. The Administrative Agent shall have received the Audited Financial Statements, the Interim Financial Statements, the Draft Financial Statements and such other reports, statements and due diligence items as the Administrative Agent or any Lender shall request.

(d)    No Material Adverse Change. There shall not have occurred since December 31, 2022 any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e)    Litigation. There shall not exist any action, suit, investigation or proceeding pending or threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(f)    Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles, in form and substance reasonably satisfactory to the Administrative Agent, the Lenders and their respective legal counsel:

(i)    copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a Responsible Officer of such Loan Party to be true and correct as of the Closing Date;

(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent or any Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iii)    such documents and certifications as the Administrative Agent or any Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or formation; and

(iv)    with respect to each Danish Loan Party:

(A)    A copy of the articles of association of each Danish Loan Party;

(B)    A copy of a complete and up-to-date transcript from the Danish Business Authority (in Danish: Erhvervsstyrelsen) relating to each Danish Loan Party;

(C)    A copy of a resolution of the Board of Directors of each Danish Loan Party: (x) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party; (y) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and (z) authorizing a specified person or persons, on its behalf, to sign/and or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party;

(D)    A specimen of the signature of each person authorized to execute any Loan Document and other documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party; and

(E)    A certificate of each Danish Loan Party: (x) confirming that borrowing or guaranteeing or securing, as appropriate, the Loans and the Commitments would not cause any borrowing, guaranteeing, securing or similar limit binding on such Danish Loan Party to be exceeded; and (y) certifying that each copy document relating to it specified in this Section 5.01(f)(iv) is correct, complete and in full force and effect as at a date no earlier than the Closing Date.

(g)    Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:

(i)    searches of Uniform Commercial Code filings in the jurisdiction of formation of each U.S. Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)    Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Required Lenders’ sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)    all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv)    searches of ownership of, and Liens on, the Intellectual Property owned by each U.S. Loan Party in the appropriate governmental offices;

(v)    duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Required Lenders’ reasonable discretion, to perfect the Administrative Agent’s security interest in the U.S. federal patents, copyrights, trademarks and trademark applications owned by the U.S. Loan Parties; and

(vi)    subject to Section 7.21, such Account Control Agreements as shall be necessary to cause the Loan Parties to be in compliance with Section 7.16.

(h)    [Reserved].

(i)    Evidence of Insurance. Subject to Section 7.21, receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or lender’s loss payee (in the case of hazard insurance) on behalf of the Secured Parties.

(j)    Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Financial Officer of the Borrower certifying (i) that the conditions specified in Sections 5.01(d), (e) and (l) and Sections 5.02(a) and (b) have been satisfied, (ii) that the Borrower and its Subsidiaries (immediately after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis and (iii) that neither the Borrower nor any Subsidiary as of the Closing Date has outstanding any Disqualified Capital Stock.

(k)    Existing Indebtedness. Subject to Section 7.21, all of the existing Indebtedness for borrowed money of the Borrower and its Subsidiaries (excluding Indebtedness permitted to exist under Section 8.03) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(l)    Governmental and Third Party Approvals. The Borrower and its Subsidiaries shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or any of its Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(m)    Letters of Direction. Receipt by the Administrative Agent of satisfactory letters of direction containing funds flow information with respect to the proceeds of the Loans to be made on the Closing Date.

(n)    Fees. Receipt by the Administrative Agent and the Lenders of any fees or original issue discount required to be paid on or before the Closing Date (including, for the avoidance of doubt, pursuant to the Fee Letters).

(o)    Attorney Costs; Due Diligence Expenses. The Borrower shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent and counsel to each Lender and all reasonable and documented due diligence expenses of the Lenders, in each case, incurred prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent), in each case, to the extent specified in any separate funds flow or funding direction letters entered into between the Borrower and the Lenders.

(p)    Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities, commercial trends, pipeline indications and associated clinical data, competitive landscape, regulatory exclusivity, intellectual property and management of the Borrower and its Subsidiaries.

Without limiting the generality of the provisions of the penultimate paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02    Conditions to all Borrowings.

The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a)    The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in clauses (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)    No Default or Event of Default shall exist or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c)    With respect to each Term B Borrowing, to the extent requested by any Lender, the Administrative Agent shall have received the executed counterpart of the Term B Note, properly executed by a Responsible Officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(d)    With respect to the Term C Borrowing, (i) the Term C Draw Condition shall have been satisfied and (ii) to the extent requested by any Lender, the Administrative Agent shall have received the executed counterpart of the Term C Note, properly executed by a Responsible Officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(e)    With respect to each Term B Borrowing and the Term C Borrowing, receipt by the Administrative Agent of a reasonably satisfactory letter of direction containing funds flow information with respect to the proceeds of the Loans to be advanced on the applicable Term B Borrowing Date and the Term C Borrowing Date, as the case may be.

(f)    With respect to each Term B Borrowing and the Term C Borrowing, receipt by the Administrative Agent and the Lenders of any fees and original issue discount required to be paid on or before the applicable Term B Borrowing Date and the Term C Borrowing Date, as the case may be (including, in each case, for the avoidance of doubt, pursuant to the Fee Letters).

(g)    With respect to each Term B Borrowing and the Term C Borrowing, the Borrower shall have paid all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent and counsel to the Lenders, in each case, incurred prior to the applicable Term B Borrowing Date or the Term C Borrowing Date, as the case may be, and in each case to the extent invoiced to the Borrower at least two (2) Business Days prior to the Term B Borrowing Date or the Term C Borrowing Date, as the case may be, and solely to the extent required under Section 11.04 hereof.

(h)    The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b), and (d)(i) (if applicable) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01    Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02    Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate, in any material respect, any Law (including, without limitation, Regulation U or Regulation X issued by the FRB), except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i) to the extent that such conflict, breach, contravention or payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.03    Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents, (c) the filing of any applicable notices under securities laws and (d) the payment of Florida documentary stamp tax required by law which as of the Closing Date is not yet due and payable.

6.04    Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to applicable Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity.

6.05    Financial Statements; No Material Adverse Effect.

(a)    The Audited Financial Statements, other than solely with respect to the Material Weakness Restatement, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, commitments and Indebtedness.

(b)    The Interim Financial Statements (other than solely with respect to the Material Weakness Restatement) and the Draft Financial Statements, in each case, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(c)    From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by any Loan Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Loan Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Loan Party or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06    Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.07    No Default.

(a)    Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)    No Default has occurred and is continuing.

6.08    Ownership of Property; Liens.

Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09    Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)    Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b)    None of the Facilities contains, or has previously contained any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)    Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)    Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case, by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f)    There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10    Insurance.

(a)    The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

(b)    Each Loan Party and each of its respective Subsidiaries maintains, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by the Administrative Agent or the Required Lenders.

6.11    Taxes.

The Loan Parties and their respective Subsidiaries have filed all federal, state and other material Tax returns and reports required to have been filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges that have been levied or imposed upon them or their properties, income or assets otherwise due and payable (including in their capacity as a Withholding Agent), except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and (b) to the extent that the failure to do so could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

6.12    ERISA Compliance.

(a)    Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is currently being processed by the Internal Revenue Service or is entitled to reply on the opinion or advisory letter issued by the Internal Revenue Service to the sponsor or a preapproved plan document, and to the knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)    There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. The Borrower has not engaged in any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, in any case, that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    Except as has not resulted in and could not be reasonably expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained and (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid.

6.13    Subsidiaries and Capitalization.

(a)    Set forth on Schedule 6.13(a) is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary, (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto and (v) identification of each Subsidiary that is an Excluded Subsidiary. The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.

(b)    As of the Closing Date, except as described on Schedule 6.13(b), there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of the Borrower or any of its Subsidiaries. All issued and outstanding Equity Interests of the Borrower and each of its Subsidiaries is duly authorized and validly issued, fully paid and non-assessable and such Equity Interests were issued in compliance with all applicable Laws.

6.14    Margin Regulations; Investment Company Act.

(a)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b)    No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15    Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether written or oral) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such information was prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection, estimate, budget or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).

6.16    Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17    Intellectual Property; Licenses, Etc.

(a)    Schedule 6.17(a) sets forth a complete and accurate list of all (i) Patents, (ii) Trademarks and (iii) other registered items of Material Intellectual Property, in each case of the foregoing clauses (i) through (iii), that (A) is owned or controlled by any Loan Party or any Subsidiary or (B) constitutes Material Intellectual Property and is being in-licensed by any Loan Party or any Subsidiary. For each item of Intellectual Property listed on Schedule 6.17(a), the Loan Parties have, where relevant, indicated on such schedule the owner of record, jurisdiction of application and/or registration, the application numbers, the registration or patent numbers or patent application numbers, and the date of application and/or registration. Schedule 6.17(a) also sets forth a complete and accurate list of all Material Contracts that are license agreements (inbound or outbound) of any of the foregoing items of Intellectual Property.

(b)    Schedule 6.17(b) sets forth, on a Product-by-Product basis, for each Material Product, a complete and accurate list of all Product-Specific Patents, and, to the knowledge of the Loan Parties, in each such listed Product-Specific Patent there is at least one valid claim that, but for a Loan Party or any Subsidiary’s rights under such Patents, would be infringed by making, using, selling, offering for sale, importing or otherwise commercializing such Material Product.

(c)    With respect to all Material Intellectual Property:

(i)    each Loan Party and its respective Subsidiaries, as applicable, owns or has a valid license to such Intellectual Property free and clear of any and all Liens other than Permitted Liens;

(ii)    each Loan Party and its respective Subsidiaries, as applicable, has taken commercially reasonable actions to maintain and protect the Intellectual Property within such Intellectual Property;

(iii)    except for rejections issued by a Governmental Authority in the ordinary course of prosecuting Patent or Trademark applications, (A) there is no proceeding challenging the validity or enforceability of any such Intellectual Property, (B) none of the Loan Parties nor any of their respective Subsidiaries is involved in any such proceeding with any Person, (C) none of such Intellectual Property is the subject of any Other Administrative Proceeding, and (D) no Person has made any certification pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, including but not limited to any such certification pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 21 U.S.C. §355(j)(2)(A)(vii)(IV), or any reasonably similar or equivalent certification or notice in the United States or any other jurisdiction or any associated litigation (a “Paragraph IV Certification”), asserting the non-infringement, invalidity, or unenforceability of any such Patent owned by or licensed to any Loan Party or any Subsidiary;

(iv)    (A) such Intellectual Property is subsisting and, to the knowledge of the Loan Parties, such Intellectual Property is valid and enforceable, (B) regarding any Patent listed or required to be listed on Schedule 6.17(a), no Loan Party or any Subsidiary is in receipt of any opinion of counsel that any such Patent (or any individual claims therein) is invalid or unenforceable, and (C) to the knowledge of the Loan Parties, such Intellectual Property is in full force and effect and has not lapsed, or been forfeited or cancelled or abandoned (except for routine abandonments associated with patent prosecution) and there are no unpaid maintenance, renewal or other fees payable or owing by such Loan Party or Subsidiary for any such Intellectual Property;

(v)    to the knowledge of the Loan Parties, regarding any Patent listed or required to be listed on Schedule 6.17(a) and owned by a Loan Party, each individual associated with the filing and prosecution of such Patent has complied in all material respects with all applicable duties of candor and good faith in dealing with any Governmental Authority, including any duty to disclose to any Governmental Authority all information known by such individual to be material to patentability of each such Patent;

(vi)    each Loan Party and its respective Subsidiaries, as applicable, is the sole and exclusive owner of all right, title and interest in and to all such Intellectual Property that is owned by it;

(vii)    to the extent any Intellectual Property within such Intellectual Property was authored, developed, conceived or created, in whole or in part, for or on behalf of any Loan Party or any Subsidiary by any Person, then such Loan Party or Subsidiary has entered into a written agreement with such Person in which such Person has assigned all right, title and interest in and to such Intellectual Property to such Loan Party or Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Loan Party or such Subsidiary having ownership of all right, title and interest in and to such Intellectual Property; and

(viii)    no such Intellectual Property is subject to any license grant, covenant not to sue, or similar arrangement, in each case, by any Loan Party or Subsidiary, except for (A) license grants between the Loan Parties and (B) those license grants disclosed on Schedule 6.17(a).

(d)    To the knowledge of the Loan Parties, no Third Party is committing any act of Infringement of any Material Intellectual Property.

(e)    With respect to each license agreement listed or required to be listed on Schedule 6.17(a), such license agreement (i) is in full force and effect and is binding upon and enforceable against each Loan Party (or each Loan Party’s respective Subsidiaries, as applicable) party thereto and, all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified, and (iii) to the knowledge of the Loan Parties, has not suffered a material default or breach thereunder. To the knowledge of the Loan Parties, none of the Loan Parties nor any of their respective Subsidiaries has taken or omitted to take any action that would permit any other Person party to any such license agreement to have, and to the knowledge of the Loan Parties, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder.

(f)    (i) None of the Loan Parties nor any of their respective Subsidiaries nor, to the knowledge of the Loan Parties, any licensees of any Intellectual Property owned by any Loan Party or any Subsidiary has received written notice, or to the knowledge of the Loan Parties any other notice, from any Third Party alleging or any opinion of counsel that the conduct of its business (including any research, development, manufacture, import, use, sale, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit any Product) Infringes any Intellectual Property of any Third Party, and (ii) to the knowledge of the Loan Parties, the conduct of the business of the Loan Parties and any of their Subsidiaries and any licensees of any Intellectual Property owned by any Loan Party or any Subsidiary (including any research, development, manufacture, import, use, sale, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit any Product) as currently conducted does not Infringe any Intellectual Property of any Third Party.

(g)    Neither any Loan Party nor any Subsidiary has made any assignment or agreement in conflict with the security interest in any Material Intellectual Property of any Loan Party under the Collateral Documents and no Material Contract that is a license agreement with respect to any such Material Intellectual Property conflicts with the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to the terms of the Collateral Documents. The consummation of the transactions contemplated hereby and the exercise by the Administrative Agent or the Secured Parties of any right or protection set forth in the Loan Documents will not constitute a breach or violation of, or otherwise affect the enforceability or approval of, any Material Contracts associated with any Material Intellectual Property owned or licensed by any Loan Party or Subsidiary.

6.18    Solvency.

The Borrower and its Subsidiaries (immediately after giving effect to the transactions contemplated hereby and the incurrence on or, to the extent outstanding as of such date, prior to, such date of Indebtedness related thereto) are Solvent on a consolidated basis.

6.19    Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to all other Liens other than Permitted Liens.

6.20    Business Locations.

Set forth on Schedule 6.20(a) is a list of all real property that is owned or leased by the Loan Parties as of the Closing Date (with (a) a description of each real property that is Excluded Property and (b) a designation of whether such real property is owned or leased). Set forth on Schedule 6.20(b) is the taxpayer identification number and organizational identification number (in each case, or foreign equivalent) of each Loan Party as of the Closing Date. The exact legal name and jurisdiction of organization of (i) the Borrower is as set forth on the signature pages hereto and (ii) each Guarantor is (A) as set forth on the signature pages hereto, (B) as set forth on the signature pages to the Joinder Agreement pursuant to which such Guarantor became a party hereto or (C) as may be otherwise disclosed by the Loan Parties to the Administrative Agent in accordance with Section 8.12(c). Except as set forth on Schedule 6.20(c), no Loan Party has during the five years preceding the Closing Date, (x) changed its legal name, (y) changed its jurisdiction of organization, or (z) been party to a merger, consolidation or other change in structure.

6.21    Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a)    Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is fifty percent (50%) or more owned or (where relevant under applicable Sanctions) controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant Sanctions authority or (iii) located, organized or ordinarily resident in a Designated Jurisdiction. The Loan Parties and their respective Subsidiaries have instituted and maintained policies and procedures reasonably designed to promote compliance with such Sanctions.

(b)    Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977 and other similar applicable anti-corruption laws, and have instituted and maintained policies and procedures reasonably designed to promote compliance with such laws.

(c)    PATRIOT Act. To the extent applicable, each Loan Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

6.22    Material Contracts.

Set forth on Schedule 6.22 is a complete and accurate list of all Material Contracts of the Loan Parties and their respective Subsidiaries as of the Closing Date, with an adequate description of the parties thereto, and all amendments and modifications thereto as of the Closing Date. Each Material Contract (a) is in full force and effect and is binding upon and enforceable against the Loan Parties and their respective Subsidiaries party thereto and, to the knowledge of the Borrower, all other parties thereto in accordance with its terms, and (b) is not currently subject to any material breach or default by any Loan Party or any Subsidiary or, to the knowledge of the Borrower, any other party thereto. None of the Loan Parties or their respective Subsidiaries has taken or failed to take any action that would permit any other Person party to any Material Contract to have, and, to the knowledge of the Borrower, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder. None of the Material Contracts are non-assignable by their terms (other than those certain agreements separately noted in Schedule 6.22 as being non-assignable) or as a matter of law or prevent the granting of a security interest therein.

6.23    Compliance of Products.

(a)    The Loan Parties and their Subsidiaries, either directly or through their Product Distributors, have obtained all Regulatory Authorizations necessary to conduct the business as presently conducted, except where the lack of such Regulatory Authorizations could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on any Product Development and Commercialization Activities. All Regulatory Authorizations with respect to Material Products that are held by the Loan Parties and their respective Subsidiaries and Product Distributors are legally and beneficially owned exclusively by one of the Loan Parties or their respective Subsidiaries or Product Distributors, free and clear of all Liens other than Permitted Liens. All Regulatory Authorizations held by the Loan Parties are valid and in full force and effect, except where the failure of any Regulatory Authorization to be valid or in full force and effect, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on any Product Development and Commercialization Activities.

(b)    In the past three (3) years, except where the failure to do so could not reasonably be expected to result in the termination or restriction of a Material Regulatory Authorization, all applications, notifications, submissions, information, claims, reports, amendments, modifications, supplements, or notices submitted in connection with any and all requests for a Regulatory Authorization from the FDA, the EMA or other Regulatory Agency relating to any Loan Party or any Subsidiary or any of their respective Products, when submitted to the FDA, the EMA or other Regulatory Agency were true, complete and correct in all material respects as of the date of submission (or were corrected in or supplemented by a subsequent submission). In the past three (3) years, to the knowledge of the Loan Parties, (i) there has been no material untrue statement of fact and/or no fraudulent statement made by the Loan Parties or their respective Subsidiaries or Product Distributors (as relating to Material Products), or any of their respective agents or representatives to the FDA, the DEA, the EMA or any other Regulatory Agency, and (ii) there has been no failure to disclose any material fact required to be disclosed, commission of an act, making of a statement, or failure to make a statement to the FDA, the DEA, the EMA or any other Regulatory Agency that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(c)    Except as could not reasonably be expected to result in a material adverse effect on any Product Development and Commercialization Activities:

(i)    The Products, as well as the business of the Loan Parties and their respective Subsidiaries and, to the knowledge of the Borrower, Product Distributors (as relating to Material Products), comply with (A) all applicable Laws of the FDA, the DEA, the EMA and any other applicable Regulatory Agency, including, without limitation, all applicable requirements of the FDCA, the Controlled Substances Act, similar state Laws, and similar Laws of any country, jurisdiction or Governmental Authority other than the United States and (B) all applicable, Regulatory Authorizations, and all other Permits;

(ii)    During the past three (3) years, no Loan Parties, their respective Subsidiaries nor, to the knowledge of the Borrower, their respective Product Distributors (as relating to Material Products) have received: any FDA Form 483, warning letter, untitled letter or similar written correspondence or notice with respect to any Product or the manufacture, processing, packing, distribution, or holding thereof, as well as the business of the Loan Parties and their respective Subsidiaries or relevant Product Distributors (as relating to Material Products), from any Regulatory Agency that assert lack of compliance with any applicable Laws;

(iii)    During the past three (3) years, no Loan Parties nor their respective Subsidiaries nor, to the knowledge of the Borrower, their respective Product Distributors or suppliers (as relating to Material Products) have received any written notice of, and does not otherwise have knowledge of, any pending regulatory enforcement action, investigation or inquiry from any Regulatory Agencies (other than non-material routine or periodic inspections or reviews) against the Loan Parties or any of their respective Subsidiaries or any of their respective Product Distributors or suppliers (as relating to Material Products) alleging or asserting noncompliance with the FDCA, Controlled Substances Act, or similar Laws related to the Product Development and Commercialization Activities; and

(iv)    During the past three (3) years, (A) no Loan Party or Subsidiary or to the knowledge of the Loan Parties with respect to Material Products, no Product Distributor or supplier of any Loan Party has issued any Safety Notices and (B) to the Loan Parties’ knowledge, there are no facts that would be reasonably likely to result in (1) a material Safety Notice with respect to the Products, or (2) a termination or suspension of marketing of any of the Products.

(d)    In the past three (3) years, except as could not reasonably be expected, individually or in the aggregate to result in a material adverse effect on any Product Development and Commercialization Activities, none of the Loan Parties or their respective Subsidiaries nor, to the knowledge of the Loan Parties, any Product Distributors (as relating to Material Products) has received any written notice of proceedings from any Regulatory Agency with respect to (i) any material adverse change in any applicable Regulatory Authorization, or any failure to materially comply with any term or requirement of any applicable Regulatory Authorization or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any applicable Regulatory Authorization.

(e)    In the past three (3) years, except as could not reasonably be expected, either individually or in the aggregate, to result in a material adverse effect on any Product Development and Commercialization Activities: (i) all studies, tests, preclinical trials and clinical trials conducted by or on behalf of or for the benefit of any Loan Party or any of its respective Subsidiaries with respect to any Product have been conducted in material compliance with applicable Laws, including applicable cGCPs, (ii) no Loan Party nor any of their respective Subsidiaries has received any notice from the FDA, the EMA or any other Regulatory Agency alleging any material non-compliance with applicable Laws, including applicable cGCPs or otherwise terminating or suspending any clinical trial conducted by or on behalf of or for the benefit of such Loan Party or Subsidiary with respect to any Product and (iii) none of the Loan Parties nor their respective Subsidiaries, or, to the knowledge of the Loan Parties with respect to Material Products, any of their respective Product Distributors, licensees, licensors or third party services providers or consultants, has received from the FDA, the EMA or other applicable Regulatory Agency any notices or correspondence requiring the termination, suspension or material modification of any studies, tests or clinical trials in which the Products have participated.

(f)    In the past three (3) years, neither the Borrower nor any Subsidiary nor, to the knowledge of any Loan Party, any Product Distributor has experienced any failures in the manufacturing of any Material Product for commercial sale that could reasonably be expected, individually or in the aggregate, to result in a material adverse effect on any Product Development and Commercialization Activities.

(g)    None of the Products is currently, and have not for the past six (6) years been, the subject of any claim or allegation, formal or informal, that any Product, or its use, is defective or has resulted in or proximately caused any material injury to any Person or property.

(h)    During the past three (3) years, no Loan Party, any of their respective Subsidiaries or, to the knowledge of the Loan Parties, any relevant Product Distributor (as related to Products) has received any written notice from the United States Department of Justice, any U.S. Attorney, any State Attorney General, or other similar federal, state, or foreign Governmental Authority alleging any material violation of the Federal Anti-kickback Statute (42 U.S.C. Section 1320a-7b), the Federal False Claims Act (31 U.S.C. Section 3729-3733), the Foreign Corrupt Practices Act of 1977 (15 U.S.C. Section 78dd–1, et seq.), any federal Law, or state or foreign Law. No Loan Party nor any of their respective Subsidiaries is aware of a material violation of any such Law.

(i)    The transactions contemplated by the Loan Documents and the exercise by the Administrative Agent or the Secured Parties of any right or protection set forth in the Loan Documents will not (i) constitute a breach or violation of, or otherwise materially affect, the enforceability or approval of any Regulatory Authorization with respect to the Material Products or (ii) impair the Loan Parties’ ownership of or rights under (or the license or other right to use, as the case may be) any Regulatory Authorizations with respect to the Material Products in any material manner.

(j)    No Loan Party nor any of their respective Subsidiaries or any Product Distributor on behalf of any Loan Party or Subsidiary is enrolled in or currently receives payments from any federal or state government or private healthcare reimbursement program or has ever been terminated from any federal or state government or private healthcare reimbursement program (including Medicare or Medicaid) or otherwise had its rights to receive payments from any government or private healthcare reimbursement program adversely affected as a result of any investigation or enforcement action, whether by any Governmental Authority or other Third Party.

(k)    During the past three (3) years, no information security or privacy breach event has occurred (including with respect to the Systems of the Loan Parties or their Subsidiaries) that would require notification to any Person by the Loan Parties or their Subsidiaries under any applicable Privacy Laws.

(l)    During the past three (3) years, no Loan Party nor any of their respective Subsidiaries nor, to the Loan Parties’ knowledge, any individual who is an officer, director, manager, employee, shareholder, agent or managing agent of any Loan Party or any of their respective Subsidiaries, has been convicted of: (i) any federal or state health program-related offense or any other offense related to healthcare or been terminated, excluded or suspended from participation in any such program, or (ii) any crime that has resulted or would reasonably be expected to result in a debarment or exclusion (A) under 21 U.S.C. Section 335a, or (B) any similar applicable Law. No debarment proceedings or investigations in respect of the business of any Loan Party or any of their respective Subsidiaries are pending or, to the Loan Parties’ knowledge, threatened against any Loan Party or any of their respective Subsidiaries or any individual who is an officer, director, manager, employee, shareholder, agent or managing agent of any Loan Party or any of their respective Subsidiaries.

(m)    As of the Closing Date, all Products of the Borrower and its Subsidiaries are listed on Schedule 1.01 and the Loan Parties have delivered to the Administrative Agent on or prior to the Closing Date copies of all material Regulatory Authorizations relating to such Products issued or outstanding as of the Closing Date.

6.24    Labor Matters.

There are no existing or, to the knowledge of the Loan Parties, threatened strikes, lockouts or other labor disputes involving the Borrower or any Subsidiary that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, hours worked by and payment made to employees of the Loan Parties and their respective Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

6.25    Affected Financial Institution.

Neither any Loan Party nor any Subsidiary is an Affected Financial Institution.

6.26    Regulation H.

No real property subject to a Mortgage is a Flood Hazard Property unless the Administrative Agent (for further distribution to the Lenders) shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such real property subject to a Mortgage is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and the Required Lenders and naming the Administrative Agent as loss payee on behalf of the Lenders and (c) such other flood hazard determination forms, notices and confirmations thereof as requested by the Administrative Agent (for further distribution to the Lenders). All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

6.27    Compliance with Privacy Laws.

To the extent that any Loan Party or any Subsidiary has access to any Personal Information, the Loan Parties and their respective Subsidiaries are in material compliance with all applicable Privacy Laws, and maintain information security processes that (a) include commercially reasonable safeguards for the security, privacy, confidentiality, and integrity of transactions and confidential or proprietary data or Personal Information used, disclosed, or accessed by the Loan Parties and their respective Subsidiaries and (b) are designed to protect against unauthorized access to the Systems of the Loan Parties and their respective Subsidiaries. Neither any Loan Parties nor any Subsidiary has received any written communication from any Governmental Authority that alleges non-compliance with Privacy Laws.

6.28    Representations as to Foreign Loan Parties. With respect to each Foreign Loan Party, that:

(a)    Such Foreign Loan Party is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Loan Party, the “Applicable Foreign Loan Party Documents”), and the execution, delivery and performance by such Foreign Loan Party of the Applicable Foreign Loan Party Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Loan Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Loan Party is organized and existing in respect of its obligations under the Applicable Foreign Loan Party Documents.

(b)    The Applicable Foreign Loan Party Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Loan Party is organized and existing for the enforcement thereof against such Foreign Loan Party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents that the Applicable Foreign Loan Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Loan Party is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Loan Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Loan Party Document or any other document is sought to be enforced and (ii) any charge or tax that has been timely paid.

(c)    There is no Tax imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Loan Party is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Loan Party Documents or (ii) on any payment to be made by such Foreign Loan Party pursuant to the Applicable Foreign Loan Party Documents, except as has been disclosed to the Administrative Agent (for further disclosure to the Lenders).

(d)    The execution, delivery and performance of the Applicable Foreign Loan Party Documents executed by such Foreign Loan Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Loan Party is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided, that, any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

(e)    Under the Laws of the jurisdiction in which such Foreign Loan Party is incorporated it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Facility Termination Date, the Loan Parties shall and shall cause each Subsidiary to:

7.01    Financial Statements.

Deliver to the Administrative Agent (for further distribution to the Lenders), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)    as soon as available, and in any event within one hundred and five (105) days after the end of each fiscal year of the Borrower (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders (it being understood and agreed that RSM US LLP and any “Big-4” accounting firm shall be satisfactory to the Required Lenders), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not (i) be subject to any qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” statement, explanatory note or like qualification or exception) or (ii) commencing with the financial statements for the fiscal year ended December 31, 2024, describe a material weakness in the Borrower’s internal controls over financial reporting, whether as described in the Material Weakness Restatement or in respect of any other material weakness (as defined and/or interpreted under GAAP) to the extent such material weakness precludes the Borrower from S-3 eligibility due to a failure to meet the SEC S-3 Eligibility Requirements; and

(b)    as soon as available, and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02    Certificates; Other Information.

Deliver to the Administrative Agent (for further distribution to the Lenders), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Financial Officer of the Borrower, certifying compliance with the covenants set forth in Sections 8.16 and 8.17;

(b)    as soon as practicable, and in any event not later than sixty (60) days after the commencement of each fiscal year of the Borrower, an annual business plan and budget of the Loan Parties and their Subsidiaries for the then current fiscal year containing, among other things, projections for each quarter of such fiscal year, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders;

(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders (other than in their capacities as employees or members of the Board of Directors of any Loan Party) of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC (or comparable national agency in any applicable non-U.S. jurisdiction) under Section 13 or 15(d) of the Securities Exchange Act of 1934 (or any foreign equivalent), and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Financial Officer of the Borrower containing information regarding the amount of all Dispositions, Involuntary Dispositions, Debt Issuances, Extraordinary Receipts and Acquisitions that occurred during the period covered by such financial statements (and in the case of any Disposition or series of related Dispositions, Involuntary Disposition or Extraordinary Receipt, solely to the extent generating Net Cash Proceeds in excess of $250,000);

(e)    promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary, copies of each written notice or other written correspondence received with respect to, or otherwise relating to, any actual or threatened material action, suit, proceeding, claim or dispute with respect to the Material Weakness Restatement;

(f)    promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of Indebtedness of any Loan Party or any Subsidiary in excess of the Threshold Amount pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent pursuant to Section 7.01 or any other clause of this Section 7.02;

(g)    promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary, (i) copies of each written notice or other written correspondence received from the SEC (or comparable national agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible material investigation or other inquiry (it being understood that any investigation or possible investigation or other inquiry regarding the Material Weakness Restatement shall be deemed to be material for purposes of this clause (i)) by such agency regarding financial or other operational results of any Loan Party or any Subsidiary and (ii) copies of any material written correspondence or any other material written communication from the FDA or any other regulatory body;

(h)    promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(i)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower (i) attaching a supplement to Schedule 6.17(a) as is necessary to cause such schedule to be true and complete in all material respects as of the date of such certificate and (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements (to the extent not previously provided to the Administrative Agent);

(j)    promptly, and in any event prior to the Borrower or any Subsidiary manufacturing, selling, developing, testing or marketing any Product not then listed on Schedule 1.01, the Loan Parties shall give written notice thereof to the Administrative Agent (which shall include a brief description of such Product, plus copies of all material Regulatory Authorizations relating to such new Product and/or the Borrower’s or such Subsidiary’s manufacture, sale, development, testing or marketing thereof issued or outstanding as of the date of such notice) along with a copy of an updated Schedule 1.01;

(k)    promptly, and in any event within five (5) Business Days after any Loan Party or any Subsidiary or Product Distributor (as relating to Products) obtains any new or additional material Regulatory Authorizations from the FDA (or parallel state or local authorities), or foreign counterparts of the FDA (or parallel state or local authorities), with respect to any Product which has previously been disclosed to the Administrative Agent, the Loan Parties shall promptly give written notice to the Administrative Agent of such new or additional material Regulatory Authorizations along with a copy thereof; and

(l)    promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary, (i) copies of all subpoenas and written requests for information and other written notices regarding any active or potential material investigation of, or material claim or material litigation against, any Loan Party or any Subsidiary or Product Distributor (with respect to any Material Product) by any Governmental Authority, and (ii) the findings of any inspections of any manufacturing Facilities of any Loan Party, any Subsidiary or any Third Party suppliers or Product Distributors of any Loan Party or any Subsidiary by any Governmental Authority (including any Form 483s and warning letters).

Documents required to be delivered pursuant to Section 7.01(a) or (b) or this Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website (including EDGAR), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that certain of the Lenders may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that if requested by the Administrative Agent it will, (x) in good faith, identify that portion of the materials and/or information provided by, or to be provided by, or on behalf of the Borrower hereunder that does not constitute material non-public information with respect to the Borrower or its Affiliates or their respective securities (the “Public Borrower Materials”) and (y) clearly and conspicuously mark all Public Borrower Materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (it being understood that by marking Public Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof and the Lenders to treat such Public Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that, to the extent such Public Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07)).

7.03    Notices.

(a)    Promptly (and in any event, within three (3) Business Days) notify the Administrative Agent and each Lender of the occurrence of any Default.

(b)    Promptly (and in any event, within ten (10) Business Days) notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    Promptly (and in any event, within ten (10) Business Days) notify the Administrative Agent and each Lender of the occurrence of any ERISA Event that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d)    Promptly (and in any event, within ten (10) Business Days) notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

(e)    Promptly (and in any event, within ten (10) Business Days) notify the Administrative Agent and each Lender of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Loan Parties which has been instituted (or, in each case, any material development with respect thereto) or, to the knowledge of the Loan Parties, is threatened in writing, with respect to any Product or against any Loan Party or any Subsidiary or to which any of the properties of any thereof is subject which could reasonably be expected to result in losses and/or expenses in excess of the Threshold Amount.

(f)    Promptly (and in any event within five (5) Business Days) notify the Administrative Agent of any return, recovery, dispute or claim related to any Material Product that could reasonably be expected to result in liability in excess of $2,500,000.

(g)    Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent (for further distribution to the Lenders) after (i) any Loan Party or any Subsidiary enters into a new Material Contract or (ii) an existing Material Contract is amended or terminated.

Each notice pursuant to this Section 7.03(a) through (g) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04    Payment of Obligations.

Pay and discharge all its obligations and liabilities, including (a) prior to the date on which penalties attach thereto, all federal and state and other Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (including in its capacity as a Withholding Agent), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary, except to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) as the same shall become due and payable, all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens), and (c) prior to the date on which such Indebtedness shall become delinquent or in default, all material Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05    Preservation of Existence, Etc.

(a)    Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or Section 8.05 except (other than with respect to the Borrower) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)    Take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.06    Maintenance of Properties.

(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)    Use the standard of care typical in the industry in the operation and maintenance of its Facilities.

7.07    Maintenance of Insurance.

(a)    Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)    Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by the Administrative Agent or the Required Lenders, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c)    Subject to Section 7.21, use commercially reasonable efforts to (i) cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such U.S. general liability or U.S. general property insurance held by a U.S. Loan Party that provides liability coverage or coverage in respect of any Collateral (which, for the avoidance of doubt, shall not include any directors and officers policies, workers compensation, business interruption policies or cyber policies) and (ii) cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days (or such lesser amount as the Required Lenders may agree) prior written notice before any such policy or policies shall be adversely altered or canceled (it being understood that the Loan Parties shall have forty-five (45) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) after entering into any such insurance policy after the Closing Date to comply with this Section 7.07(c)); provided, that, unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have exercised its rights pursuant to Section 9.02 of this Agreement, (A) all proceeds from insurance policies shall be paid to the Borrower or applicable Loan Party, (B) to the extent the Administrative Agent receives any proceeds under any insurance policy of the Borrower or any Subsidiary, the Administrative Agent shall promptly turn over to the Borrower any amounts received by it, and (C) the Administrative Agent and the Lenders agree that the Borrower and/or its Subsidiaries shall have the sole right to adjust or settle any claims under such insurance.

(d)    Promptly notify the Administrative Agent of any real property subject to a Mortgage that is, or becomes, a Flood Hazard Property.

7.08    Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09    Books and Records, etc.

(a)    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b)    Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

(c)    The Borrower shall (i) promptly (and in any event on or prior to the time of filing of the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2024) institute (to the extent it has not already done so) and thereafter maintain policies and procedures reasonably designed to maintain effective control over the Borrower’s internal controls over financial reporting (as such term is used in Item 308 of Regulation S-K promulgated under the Securities Exchange Act of 1934), including the remediation of the material weakness that resulted in the Material Weakness Restatement, and (ii) no later than the time of filing of the Borrower’s annual report on Form 10-K for the fiscal year ended December 31, 2024, disclose the steps taken to successfully remediate the material weakness that resulted in the Material Weakness Restatement.

7.10    Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender (assuming for the purposes of this Section 7.10 that each Lender and its Affiliates and Approved Funds collectively constitute one Lender) to visit, audit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Borrower; provided, that, so long as no Event of Default exists, (x) without limitation of the foregoing, each Lender (together with its Affiliates) shall have the right to meet with officers of the Loan Parties and their respective Subsidiaries not more frequently than one (1) time per fiscal quarter and (y) the Borrower shall only be required to reimburse the Administrative Agent and the Lenders for one (1) such visit, audit and inspection (excluding any such visits, audits and inspections during the continuance of an Event of Default) by the Administrative Agent and one (1) such visit, audit and inspection (excluding any such visits, audits and inspections during the continuance of an Event of Default) by each Lender, in each case, in any fiscal year; provided, further, however, when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11    Use of Proceeds.

Use the proceeds of the Loans (a) to refinance existing Indebtedness of the Borrower and its Subsidiaries, (b) to pay fees and expenses in connection with this Agreement and the other Loan Documents, and (c) to fund the development and commercialization of Arimoclomol and Olpruva; provided, that, in no event shall the proceeds of such Loans be used in contravention of any Law or any Loan Document.

7.12    Additional Subsidiaries.

Within forty-five (45) days after the acquisition or formation of any Domestic Subsidiary, and within sixty (60) days after the acquisition or formation of any Foreign Subsidiary (in each case, or such longer period as may be agreed to by the Required Lenders in their sole discretion) (it being understood that any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Subsidiary shall be deemed to be the acquisition of a Subsidiary for purposes of this Section 7.12):

(a)    notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b)    cause such Person (other than any Excluded Subsidiary) to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Required Lenders shall reasonably request for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and, if requested by the Required Lenders, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Required Lenders.

7.13    ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

7.14    Pledged Assets.

(a)    Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Subsidiary (other than any Excluded Subsidiary) directly owned by a Loan Party and (ii) 65% (or such greater percentage that, due to a change in an applicable Law after the Closing Date, (A) could not reasonably be expected to cause any earnings of such Excluded Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Excluded Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treasury Regulations Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treasury Regulations Section 1.956-2(c)(2)) in each Excluded Subsidiary, in each case, directly owned by a Loan Party, in each case, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Required Lenders (it being understood and agreed that no agreement or filing governed by the laws of any jurisdiction other than New York state shall be required in connection with the pledge of any Equity Interests of an Immaterial Foreign Subsidiary (other than any Danish Loan Party)).

(b)    Other Property. Cause all property (other than Excluded Property) of each Loan Party to be subject at all times to first priority (subject to Permitted Liens), perfected and, in the case of owned real property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Required Lenders shall request and, in connection with the foregoing, deliver to the Administrative Agent (for further distribution to the Lenders) such other documentation as the Administrative Agent may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents, and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Required Lenders.

7.15    Compliance with Material Contracts.

(a)    Comply with each Material Contract of such Person, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Within forty-five (45) days following the written request of any Lender, use commercially reasonable efforts to conduct any audit expressly permitted by the Azstarys License Agreement.

7.16    Deposit Accounts.

(a)    Within thirty (30) days after the acquisition or establishment of any Deposit Account (other than an Excluded Account) by any Loan Party, provide written notice thereof to the Administrative Agent (for further distribution to the Lenders).

(b)    Subject to Section 7.21, cause all Deposit Accounts of the Loan Parties (other than Excluded Accounts) at all times to be subject to Account Control Agreements (or an equivalent agreement in any other relevant jurisdiction (to the extent available in such jurisdiction)) or the Danish Account Control Agreement, as the case may be, in each case in form and substance reasonably satisfactory to the Required Lenders (it being understood that the Loan Parties shall have sixty (60) days to comply with this Section 7.16(b) solely with respect to any Deposit Account acquired or established after the Closing Date (such period to be measured from the date of acquisition or establishment)).

(c)    Provide the Administrative Agent and the Required Lenders with read only access (to the extent available after the Loan Parties shall have used commercially reasonable efforts to obtain the same) to any and all Deposit Accounts of the Loan Parties (other than Excluded Accounts) (it being understood that (i) the Loan Parties shall have the time period set forth on Schedule 7.21 with respect thereto to comply with this Section 7.16(c) solely with respect to any Deposit Account acquired or established on or prior to the Closing Date and (ii) the Loan Parties shall have sixty (60) days to comply with this Section 7.16(c) solely with respect to any Deposit Account acquired or established after the Closing Date (such period to be measured from the date of acquisition or establishment)).

(d)    Within fifteen (15) Business Days of receipt (into (x) a Deposit Account for which the Administrative Agent shall not have received an Account Control Agreement or (y) a Deposit Account that is not a Deposit Account in the United States) by any Loan Party or any Subsidiary of the proceeds of, or other amounts with respect to, a sale, lease, license, transfer or other disposition of a Priority Review Voucher (including with respect to Arimoclomol), cause all such proceeds and amounts to be transferred to a Deposit Account in the United States for which the Administrative Agent shall have received an Account Control Agreement.

(e)    If the Borrower or any Subsidiary shall have made any Redemption Payment, at all times thereafter until the Facility Termination Date, maintain Unrestricted Cash of the U.S. Loan Parties in Deposit Accounts for which the Administrative Agent shall have received an Account Control Agreement in the amount required by the defined term “Redemption Conditions”.

7.17    Products and Permits.

Either directly or through its Product Distributors, as applicable, obtain, maintain and preserve, comply with in all material respects, and take all necessary action to timely renew all Permits and accreditations which are necessary or material with respect to any Product Development and Commercialization Activities associated with the Products of the Borrower and its Subsidiaries or to the conduct of the business of the Loan Parties and their Subsidiaries, and promptly provide evidence of the same to the Administrative Agent (for further distribution to the Lenders).

7.18    Consent of Licensors.

Promptly after entering into or becoming bound by any Material Contract after the Closing Date: (a) provide written notice to the Administrative Agent (for further distribution to the Lenders) of the material terms of such Material Contract with a description of its anticipated and projected impact on the business and financial condition of the Loan Parties and their Subsidiaries and (b) in good faith take such commercially reasonable actions as the Required Lenders may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Administrative Agent to be granted and perfect a valid security interest in such Material Contract and to fully exercise its rights under any of the Loan Documents with respect to such Material Contract, including in the event of a disposition or liquidation of the rights, assets or property that is the subject of such Material Contract.

7.19    Anti-Corruption Laws.

Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar applicable anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

7.20    Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc.

(a)    With respect to the Products, (i) maintain, either directly or through its Product Distributors, as applicable, in full force and effect all Regulatory Authorizations, contract rights, authorizations or other rights necessary or material for the operations of the business of the Loan Parties and their Subsidiaries and relevant Product Distributors, and comply with the terms and conditions applicable to the foregoing, except where failure to do so could not reasonably be expected to have a material adverse effect on any Product Development and Commercialization Activities; (ii) promptly notify the Administrative Agent (for further distribution to the Lenders) of any Safety Notice conducted, to be undertaken or issued, by such Loan Party, its respective Subsidiaries or its respective Product Distributors or suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product or manufacturing Facility owned or operated by any Loan Party or their respective Subsidiaries or any Product Distributor (as relating to Products), or any basis for undertaking or issuing any such action or item, in each case, that could reasonably be expected to have a material adverse effect on any Product Development and Commercialization Activities; (iii) design, manufacture, store, transport, label, sell, market, and distribute all Products in compliance with applicable Laws, including without limitation, the FDCA and the Controlled Substances Act, except where the failure to do so could not reasonably be expected to have a material adverse effect on any Product Development and Commercialization Activities; (iv) conduct all studies, tests and preclinical and clinical trials relating to the Products in accordance with all cGCPs, and other applicable Laws, except where the failure to do so could not reasonably be expected to have a material effect on any Product Development and Commercialization Activities; and (v) operate all manufacturing Facilities in material compliance with applicable Laws, including without limitation, cGMPs, the Controlled Substances Act, except where the failure to do so could not reasonably be expected to have a material adverse effect on any Product Development and Commercialization Activities.

(b)    (i) Maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all Material Intellectual Property and all Material Contracts; (ii) promptly notify the Administrative Agent (for further distribution to the Lenders) of any Infringement or other violation by any Person of Material Intellectual Property owned or controlled by such Loan Party or its respective Subsidiaries that a Responsible Officer of a Loan Party is aware or becomes aware of; (iii) use commercially reasonable efforts to pursue, enforce, and maintain (including, where applicable, use commercially reasonable efforts to cause its licensees to pursue, enforce and maintain) in full force and effect legal protection for all Material Intellectual Property, including Patents, developed or controlled by such Loan Party or any of its respective Subsidiaries, including but not limited to: (x) filing and pursuing valid claims in Patents that, but for a Loan Party or any Subsidiary’s rights under such Patents, would be infringed by making, using, selling, offering for sale, importing, and otherwise commercializing the Products, (y) participating in and defending against any allegations or claims made by any third party regarding the enforceability or validity of any Patent that is Material Intellectual Property and that is owned by or licensed to any Loan Party or any Subsidiary, and (z) at the Loan Parties’ reasonable business judgment, pursuing any applicable patent term extensions (including patent term adjustment (PTA), patent term extension (PTE), and supplementary protection certificates (SPC)) for any Patent within the Material Intellectual Property to the extent provided for under applicable Law; and (iv) promptly notify the Administrative Agent (for further distribution to the Lenders) of any written claim by any Person that the conduct of such Loan Party’s or such Subsidiary’s business (including any research, development, manufacture, import, use, sale, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit any Product) or the conduct of any Product Development and Commercialization Activities by any Product Distributor, Infringes any Intellectual Property of that Person and, if reasonably requested by the Administrative Agent, use commercially reasonable efforts to resolve such claim.

(c)    Furnish to the Administrative Agent (for further distribution to the Lenders) prompt written notice of the following:

(i)    any written notice that the FDA, the EMA or any other Governmental Authority is limiting, suspending or revoking any Regulatory Authorization applicable to any Product, changing the market classification or labeling of or otherwise materially restricting any Product or considering any of the foregoing;

(ii)    any Arimoclomol Complete Response Letter;

(iii)    any Loan Party or any Subsidiary becoming subject to any material and adverse administrative or regulatory action, any FDA or EMA inspection or any non-routine inspection by any other Person, receipt of inspectional observations (e.g., on FDA Form 483), warning letter, or notice of violation letter, or any Product being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened against any Loan Party or any Subsidiary or any relevant Product Distributor;

(iv)    any written recommendation (together with a copy thereof) from any Governmental Authority that any Loan Party or any Subsidiary, or any obligor to which any Loan Party or any Subsidiary provides Products or services, or any Product Distributor, should have its licensure, provider or supplier number, or accreditation suspended, revoked, or limited in any way, or any penalties or sanctions imposed; or

(v)    any notice relating to a Paragraph IV Certification concerning any product and asserting the non-infringement, invalidity or unenforceability of any Patent owned by or licensed to any Loan Party or any Subsidiary or any associated litigation.

7.21    Post-Closing Obligations.

Within the time periods set forth on Schedule 7.21, deliver to the Administrative Agent such documents, instruments, certificates or agreements as are listed on Schedule 7.21, in each case in form and substance satisfactory to the Administrative Agent and the Required Lenders.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Facility Termination Date no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01    Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)    Liens pursuant to any Loan Document;

(b)    Liens existing on the Closing Date and listed on Schedule 8.01 and any renewals or extensions thereof; provided, that, (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is a Permitted Refinancing permitted by Section 8.03(b);

(c)    Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)    Liens in respect of property imposed by requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as, without limitation, carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business that are securing obligations (i) not then due, (ii) if due, not yet overdue by more than thirty (30) days, (iii) that if overdue by more than thirty (30) days, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (iv) with respect to which the failure to make payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA which has resulted or could reasonably be expected to result in liability, together with any other Lien imposed by ERISA, in an aggregate amount in excess of the Threshold Amount;

(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)    easements, rights-of-way, restrictions and other similar encumbrances and title deficiencies affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)    Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)    Liens securing Indebtedness permitted under Section 8.03(e); provided, that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) or fair market value, whichever is lower, of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within one hundred and eighty (180) days after the acquisition thereof;

(j)    (i) licenses, sublicenses, leases or subleases (other than relating to Intellectual Property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Loan Party or any Subsidiary and (ii) Permitted Licenses;

(k)    any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)    Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, in each case incurred in the ordinary course of business;

(m)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n)    (i) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses and (ii) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o)    Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods;

(p)    Liens securing liability for reimbursement or indemnification obligations of the Borrower or any Subsidiary to insurance carriers providing insurance to the Borrower or any Subsidiary arising by virtue of deposits made in the ordinary course of business;

(q)    Liens securing Indebtedness permitted pursuant to Section 8.03(i); provided, that, (i) such Liens are not incurred in connection with, or in contemplation or anticipation of, the applicable Permitted Acquisition and do not attach to any other asset of the Borrower or any Subsidiary (other than improvements thereon) and (ii) such Liens secure only those obligations secured on the date of the applicable Permitted Acquisition;

(r)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(s)    Liens that are contractual rights of setoff relating to purchase orders entered into with customers, vendors or suppliers of such Person in the ordinary course of business;

(t)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(u)    cash deposits securing Indebtedness permitted under Sections 8.03(g)(iii) and 8.03(h); and

(v)    other Liens securing other obligations permitted hereunder in an aggregate amount at any time outstanding not to exceed $500,000.

8.02    Investments.

Make any Investments, except:

(a)    Investments held by the Borrower or any Subsidiary in the form of cash or Cash Equivalents;

(b)    Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c)    (i) Investments by the Borrower and its Subsidiaries consisting of the ownership of Equity Interests in their respective Subsidiaries outstanding on the Closing Date; (ii) Investments in any Person that is a Loan Party (other than a Danish Loan Party), (iii) Investments by Loan Parties in Danish Loan Parties in an aggregate amount not to exceed $2,000,000 at any one time outstanding, (iv) Investments by any Subsidiary that is not a Loan Party in (A) any other Subsidiary that is not a Loan Party or (B) any Danish Loan Party, and (v) Investments by Loan Parties in Subsidiaries that are not Loan Parties, in an aggregate amount not to exceed $2,000,000 at any one time outstanding;

(d)    Permitted Acquisitions;

(e)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)    Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees, officers or directors relating to the purchase of Qualified Capital Stock of the Borrower pursuant to employee stock purchase plans approved by the Borrower’s Board of Directors, in an aggregate amount for all such Investments made in reliance of this clause (f) not to exceed $500,000 at any one time outstanding;

(g)    Investments consisting of (i) obligations of any Loan Party or any Subsidiary under Swap Contracts permitted under Section 8.03(d) that are incurred for non-speculative purposes in the ordinary course of business, (ii) negotiable instruments held for collection in the ordinary course of business, (ii) lease, utility and other similar deposits in the ordinary course of business or (iii) Restricted Payments permitted by Section 8.06 (other than by reference to this Section 8.02 (or any sub-clause hereof));

(h)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)    promissory notes and other non-cash consideration that is permitted to be received in connection with Permitted Transfers or Dispositions permitted by Section 8.05;

(j)    Investments in joint ventures or strategic alliances in the ordinary course of the Borrower’s business consisting of the licensing or development of technology (it being understood that for purposes of this clause (j) no Material Product or any Intellectual Property associated therewith shall be considered “technology” (unless such license is a Permitted License)) or the providing of technological support; provided, that, any cash Investments made by the Borrower and its Subsidiaries pursuant to this clause (j) do not exceed $2,000,000 in the aggregate at any one time outstanding;

(k)    to the extent constituting Investments, advances in respect of transfer pricing, cost-sharing arrangements (i.e., “cost-plus” arrangements) and associated “true-up” payments that are in the ordinary course of business;

(l)    to the extent constituting Investments, Investments in the form of Permitted Bond Hedge Transactions and Permitted Warrant Transactions, in each case, entered into in connection with Permitted Convertible Bond Indebtedness; and

(m)    other Investments not exceeding $5,000,000 in the aggregate at any one time outstanding.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no event shall any Loan Party (x) Dispose of any Material Product (or any Intellectual Property associated therewith), any royalty (or any portion thereof) pursuant to the Azstarys License Agreement or any Material Intellectual Property, in each case, to (A) any Person that is not a Loan Party or (B) any Danish Loan Party or (y) contribute or otherwise invest any Material Product (or any Intellectual Property associated therewith), any royalty (or any portion thereof) pursuant to the Azstarys License Agreement or any Material Intellectual Property, in each case, to (A) any Person that is not a Loan Party or (B) any Danish Loan Party (in each case of clauses (x) and (y), other than pursuant to a Permitted License).

8.03    Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under the Loan Documents;

(b)    Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and described on Schedule 8.03 (and any Permitted Refinancing thereof);

(c)    intercompany Indebtedness permitted under Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(d)    obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract; provided, that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)    purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any Subsidiary to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided, that, (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $2,500,000 at any one time outstanding, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(f)    Guarantees permitted by Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(g)    Indebtedness in respect of (i) surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantees and similar obligations, (ii) customary indemnification obligations to purchasers in connection with Dispositions permitted by Section 8.05, and (iii) letters of credit (including reimbursement obligations thereunder) issued in the ordinary course of business with respect to the leasing of real property, construction-related activities or other business transactions in the ordinary course of business; provided, that, the aggregate outstanding amount of such letters of credit incurred pursuant to this clause (iii), plus the aggregate outstanding amount of Indebtedness incurred in reliance on Section 8.03(h), shall not exceed $4,000,000 at any time outstanding;

(h)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit processing services, debit cards, stored value cards and purchase cards (including so-called “procurement cards” or “P-cards”) or other cash management services or any automated clearing house transfers of funds, netting services, overdraft protections and otherwise in connection with deposit, securities, and commodities accounts arising in the ordinary course of business and not constituting Indebtedness for borrowed money; provided, that, the aggregate outstanding amount of such Indebtedness, plus the aggregate outstanding amount of Indebtedness, incurred in reliance on Section 8.03(g)(iii), shall not exceed $4,000,000 at any one time outstanding;

(i)    Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed by the Borrower or any Subsidiary pursuant to a Permitted Acquisition as a result of (i) a merger or consolidation or (ii) the acquisition of an asset securing such Indebtedness); provided, that, (A) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and such Indebtedness existed immediately prior to such Permitted Acquisition and (B) the aggregate outstanding amount of all such Indebtedness shall not exceed $2,500,000 at any one time outstanding;

(j)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(k)    Permitted Convertible Bond Indebtedness (and any Permitted Refinancings thereof); and

(l)    unsecured Indebtedness not otherwise permitted by the foregoing clauses of this Section 8.03, in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding.

8.04    Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries; provided, that, the Borrower shall be the continuing or surviving corporation, (b) any Loan Party (other than the Borrower or any Danish Loan Party) may merge or consolidate with any other Loan Party (other than the Borrower or any Danish Loan Party), (c) any Danish Loan Party may be merged or consolidated with or into any Loan Party that is not a Danish Loan Party; provided, that, such Loan Party that is not a Danish Loan Party shall be the continuing or surviving corporation, (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party; provided, that, such Loan Party shall be the continuing or surviving corporation, (e) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party and (f) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided, that, such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party prior to or concurrently with such dissolution, liquidation or winding up.

8.05    Dispositions.

Make any Disposition unless (a) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (b) no Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (c) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, and (d) the aggregate fair market value of all of the assets sold or otherwise disposed of in such Disposition together with the aggregate fair market value of all assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions occurring during the term of this Agreement does not exceed $1,000,000 in a fiscal year.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no event shall any Loan Party (x) Dispose of any Material Product (or any Intellectual Property associated therewith), any royalty (or any portion thereof) pursuant to the Azstarys License Agreement or any Material Intellectual Property, in each case, to (A) any Person that is not a Loan Party or (B) any Danish Loan Party or (y) contribute or otherwise invest any Material Product (or any Intellectual Property associated therewith), any royalty (or any portion thereof) pursuant to the Azstarys License Agreement or any Material Intellectual Property, in each case, to (A) any Person that is not a Loan Party or (B) any Danish Loan Party (in each case of clauses (x) and (y), other than pursuant to a Permitted License).

8.06    Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)    each Subsidiary may make Restricted Payments to any Loan Party;

(b)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person;

(c)    (x) the issuance of Qualified Capital Stock of the Borrower upon the exercise of any warrants, options or rights to acquire such Qualified Capital Stock, including upon conversion of any Indebtedness that is convertible into or exchangeable for Qualified Capital Stock of the Borrower, and (y) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible or exchangeable into Qualified Capital Stock of the Borrower;

(d)    the Borrower may make any payment of premium to a counterparty under a Permitted Bond Hedge Transaction in accordance with the definition thereof; and

(e)    the Borrower may make any payment in connection with a Permitted Warrant Transaction by (i) delivery of shares of the Borrower’s common stock upon net share settlement thereof or (ii) set-off and/or payment of an early termination payment or similar payment thereunder, in each case, in the Borrower’s common stock upon any early termination thereof.

Notwithstanding anything to the contrary in the foregoing, the issuance of, performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption (including, for the avoidance of doubt, a required repurchase in connection with the redemption of Permitted Convertible Bond Indebtedness upon satisfaction of a condition related to the stock price of the common stock of the Borrower), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock, following a merger event or other change of the common stock, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Bond Indebtedness shall not be prohibited by this Section 8.06; provided, that, (x) any Redemption Payment shall only be permitted if the Redemption Conditions are satisfied in respect thereof at such time and, with respect to clause (b) of the definition of “Redemption Conditions”, satisfied at all times thereafter until the Facility Termination Date and (y) nothing in the foregoing terms and provisions of this paragraph shall permit any voluntary or optional cash payment or prepayment by the Borrower or any Subsidiary with respect to any Permitted Convertible Bond Indebtedness (other than (A) payments of cash interest, (B) cash in lieu of fractional shares and (C) solely to the extent such settlement constitutes a Redemption Payment that complies with the conditions set forth in clause (x) of this proviso, any cash settlement upon conversion).

Notwithstanding the foregoing, this Section 8.06 shall not prohibit the repurchase, exchange or inducement of the conversion of Permitted Convertible Bond Indebtedness to the extent consummated by delivery of Qualified Capital Stock of the Borrower and/or a different series of Permitted Convertible Bond Indebtedness and/or by payment of cash (in an amount that does not exceed the proceeds received by the Borrower from the substantially concurrent issuance of Qualified Capital Stock of the Borrower and/or a different series of Permitted Convertible Bond Indebtedness minus the net cost of any Permitted Bond Hedge Transaction and/or any Permitted Warrant Transactions, in each case, in connection therewith plus the net cash proceeds, if any, received by the Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and/or Permitted Warrant Transactions, if any (so long as the Borrower shall have delivered a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Required Lenders, to the Administrative Agent (for further distribution to the Lenders) certifying as to (x) the receipt of such proceeds and their use to repurchase then existing Permitted Convertible Bond Indebtedness and (y) a reasonably detailed calculation of the amount and sources of such proceeds)).

8.07    Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related or incidental thereto or a reasonable extension or expansion thereof.

8.08    Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions not prohibited by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06 (in each case, other than by reference to this Section 8.08 (or any sub-clause hereof)), (d) normal and reasonable compensation, indemnification and reimbursement of expenses of officers and directors in the ordinary course of business or otherwise approved by the Board of Directors of the Borrower, (e) transactions existing on the Closing Date and set forth on Schedule 8.08 and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09    Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligations owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (A) this Agreement and the other Loan Documents, (B) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e); provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (C) any Permitted Lien or any document or instrument governing any Permitted Lien; provided, that, any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (D) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 or any Permitted Transfer pending the consummation of such sale, (E) restrictions that are binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary, so long as such restrictions (x) were not entered into in contemplation of such Person becoming a Subsidiary and (y) only apply to such Subsidiary and not to any other Loan Party or Subsidiary, and (F) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any agreement entered into by the Borrower or any Subsidiary in the ordinary course of business; provided, that, if such agreement is a Material Contract, the Loan Parties and their Subsidiaries have complied with Section 7.18 or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10    Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11    Prepayment of Other Indebtedness.

(a)    Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any principal of Indebtedness of any Loan Party or any Subsidiary prior to its scheduled maturity, other than (a) Indebtedness arising under the Loan Documents, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed pursuant to a Permitted Transfer or Disposition permitted by Section 8.05, (c) converting (or exchanging) any Indebtedness to (or for) Qualified Capital Stock of the Borrower, (d) Indebtedness to the extent consummated solely with the proceeds of Permitted Refinancings of such specific Indebtedness being prepaid, redeemed, refunded, refinanced or exchanged as permitted hereunder and (e) Indebtedness of the type permitted by Sections 8.03(e), (g), (h) and (i).

(b)    Make (or give any notice with respect thereto) any Redemption Payment prior to the scheduled maturity of any Permitted Convertible Bond Indebtedness (other than (i) any interest due thereon and any fees due thereunder and (ii) cash in lieu of fractional shares).

Notwithstanding anything to the contrary in the foregoing, the issuance of, performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption (including, for the avoidance of doubt, a required repurchase in connection with the redemption of Permitted Convertible Bond Indebtedness upon satisfaction of a condition related to the stock price of the common stock of the Borrower), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock, following a merger event or other change of the common stock, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Bond Indebtedness shall not be prohibited by this Section 8.11; provided, that, (x) any Redemption Payment in respect thereof shall only be permitted if the Redemption Conditions are satisfied in respect of such Redemption Payment at such time and, with respect to clause (b) of the definition of “Redemption Conditions”, satisfied at all times thereafter until the Facility Termination Date and (y) nothing in the foregoing terms and provisions of this paragraph shall permit any voluntary or optional cash payment or prepayment by the Borrower or any Subsidiary with respect to any Permitted Convertible Bond Indebtedness (other than (A) payments of cash interest, (B) cash in lieu of fractional shares and (C) solely to the extent such settlement constitutes a Redemption Payment that complies with the conditions set forth in clause (x) of this proviso, any cash settlement upon conversion).

Notwithstanding the foregoing, this Section 8.11 shall not prohibit the repurchase, exchange or inducement of the conversion of Permitted Convertible Bond Indebtedness to the extent consummated by delivery of Qualified Capital Stock of the Borrower and/or a different series of Permitted Convertible Bond Indebtedness and/or by payment of cash (in an amount that does not exceed the proceeds received by the Borrower from the substantially concurrent issuance of Qualified Capital Stock of the Borrower and/or a different series of Permitted Convertible Bond Indebtedness minus the net cost of any Permitted Bond Hedge Transaction and/or any Permitted Warrant Transactions, in each case, in connection therewith plus the net cash proceeds, if any, received by the Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and/or Permitted Warrant Transactions, if any (so long as the Borrower shall have delivered a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Required Lenders, to the Administrative Agent (for further distribution to the Lenders) certifying as to (x) the receipt of such proceeds and their use to repurchase then existing Permitted Convertible Bond Indebtedness and (y) a reasonably detailed calculation of the amount and sources of such proceeds)).

8.12    Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Organization and Form of Organization; Certain Amendments.

(a)    Amend, modify or change its Organization Documents in a manner materially adverse to the Administrative Agent or any Lender.

(b)    Change its fiscal year.

(c)    Without providing ten (10) days prior written notice to the Administrative Agent, change its name, jurisdiction of organization or form of organization.

(d)    Amend, change, supplement, waive or otherwise modify (or permit the amendment, change, supplement, waiver or modification of), or enter into any forbearance from exercising any rights with respect to, any Material Contract or any document or other agreement evidencing Indebtedness in excess of the Threshold Amount, in each case, in any manner materially adverse to the Administrative Agent or any Lender, in their respective capacities as such.

8.13    Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Loan Party or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (b) permit any Loan Party or any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary, except for Permitted Liens.

8.14    Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.15    Sanctions; Anti-Corruption Laws.

(a)    Directly or, to the extent there is knowledge or reason to know, indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds of any Loan to any Person, (i) to fund any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions, except to the extent permissible for a Person required to comply with Sanctions, or (ii) in any other manner that will result in a violation by any Person participating in the transaction, whether as Lender, Administrative Agent or otherwise, of Sanctions

(b)    Directly or indirectly, use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar applicable anti-corruption legislation in other jurisdictions.

8.16    Liquidity.

Permit the sum of (a) the amount of Unrestricted Cash of the U.S. Loan Parties held in Deposit Accounts for which the Administrative Agent shall have received an Account Control Agreement plus (b) an amount equal to [***] percent ([***]%) of the amount of Unrestricted Cash of the Danish Loan Parties held in Deposit Accounts for which the Administrative Agent shall have received the Danish Account Control Agreement, as of the last day of any fiscal quarter of the Borrower, to be less than $[***]; provided, that, not less than $[***] of such $[***] shall be Unrestricted Cash of the U.S. Loan Parties held in Deposit Accounts for which the Administrative Agent shall have received an Account Control Agreement; provided, further, that, solely during the applicable period(s) therefor set forth in Schedule 7.21, the Administrative Agent shall be deemed to have received an Account Control Agreement for each Deposit Account described on such Schedule 7.21 that will be subject to an Account Control Agreement, notwithstanding the fact that such Deposit Account may not during such applicable period be subject to an Account Control Agreement.

8.17    Consolidated Net Product Sales.

Permit Consolidated Net Product Sales, for any four (4) consecutive fiscal quarter period, commencing with the four (4) consecutive fiscal quarter period ending March 31, 2025, to be less than the applicable amount set forth in the table below for any such period:

Four (4) Consecutive Fiscal Quarter Period Ending:	Amount:
March 31, 2025:	$[***]
June 30, 2025:	$[***]
September 30, 2025:	$[***]
December 31, 2025:	$[***]
March 31, 2026:	$[***]
June 30, 2026:	$[***]
September 30, 2026:	$[***]
December 31, 2026:	$[***]
March 31, 2027:	$[***]
June 30, 2027:	$[***]
September 30, 2027:	$[***]
December 31, 2027:	$[***]
March 31, 2028:	$[***]
June 30, 2028:	$[***]
September 30, 2028:	$[***]
December 31, 2028:	$[***]
March 31, 2029 and each fiscal period ending thereafter:	$[***]

provided, that, from and after the occurrence of the Arimoclomol FDA Approval, the Loan Parties and their respective Subsidiaries shall not permit Consolidated Net Product Sales, for any four (4) consecutive fiscal quarter period to be less than the applicable amount set forth in the table below for any such period:

Four (4) Consecutive Fiscal Quarter Period Ending:	Amount:
March 31, 2025:	$[***]
June 30, 2025:	$[***]
September 30, 2025:	$[***]
December 31, 2025:	$[***]
March 31, 2026:	$[***]
June 30, 2026:	$[***]
September 30, 2026:	$[***]
December 31, 2026:	$[***]
March 31, 2027:	$[***]
June 30, 2027:	$[***]
September 30, 2027:	$[***]
December 31, 2027:	$[***]
March 31, 2028:	$[***]
June 30, 2028:	$[***]
September 30, 2028:	$[***]
December 31, 2028:	$[***]
March 31, 2029 and each fiscal period ending thereafter:	$[***]

provided, further, that, upon the occurrence of a Consolidated Net Product Sales Financial Covenant Fall Away Event (together with delivery by the Borrower to the Administrative Agent (for further distribution to the Lenders) of a Consolidated Net Product Sales Financial Covenant Fall Away Event Certificate), the Borrower and its Subsidiaries shall no longer be required to comply with this Section 8.17 (it being understood that the occurrence of a Consolidated Net Product Sales Financial Covenant Fall Away Event shall not, for the avoidance of doubt, cure or be deemed to waive any Event of Default then existing as a result of the Borrower’s failure to comply with this Section 8.17 with respect to a previous period) unless and until a Consolidated Net Product Sales Financial Covenant Trigger shall have occurred; provided, further, that, for the avoidance of doubt, upon the occurrence of a Consolidated Net Product Sales Financial Covenant Trigger Event, commencing with the four (4) consecutive fiscal quarter period with respect to which the Consolidated Net Product Sales Financial Covenant Trigger Event shall have occurred, the Borrower and its Subsidiaries shall thereafter be required to comply with this Section 8.17.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01    Events of Default.

Any of the following shall constitute an Event of Default:

(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any repayment premium or fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.12, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19, 7.20 or 7.21 or Article VIII; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date on which (i) a Responsible Officer of any Loan Party becomes aware of such failure and (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or materially misleading when made or deemed made; or

(e)    Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), but only after the expiration of any grace period applicable thereto, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required and/or the expiration of any grace period applicable thereto, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount or (iii) any early payment by the Borrower is required or unwinding or termination occurs with respect to any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, or any condition giving rise to the foregoing is met, in each case, with respect to which any Loan Party or Subsidiary is the “defaulting party” under the terms of such Permitted Bond Hedge Transaction or Permitted Warrant Transaction, if such payment, unwinding or termination would require any Loan Party to pay an amount of cash in excess of the Threshold Amount; or

(f)    Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)    Judgments. There is entered against any Loan Party or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)    Material Adverse Effect. There occurs any circumstance or circumstances that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or

(l)    Change of Control. There occurs any Change of Control; or

(m)    Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Indebtedness that is purported to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any Indebtedness that is to be subordinated to the Obligations, or any subordination provision in any guaranty by any Loan Party of any such Indebtedness, shall cease to be in full force and effect, or any Person (including the holder of any such Indebtedness) shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(n)    Injunction. Any court order enjoins, restrains, or prevents any Loan Party from conducting any material part of its business; or

(o)    Material Products. (i) The FDA shall revoke, withdraw, suspend, cancel, materially limit, terminate or materially adversely modify any approved Key Permit related to any Material Product; or (ii) any Governmental Authority (other than the FDA) shall revoke, withdraw, suspend, cancel, materially limit, terminate or materially modify any approved Key Permit related to any Material Product (in each case, a “Non-FDA Governmental Action”) and, in any such case, Consolidated Revenues shall decrease by greater than twenty-five percent (25%), as assessed as at the end of each of the four fiscal quarters immediately following such Non-FDA Governmental Action by comparing Consolidated Revenues for the four fiscal quarter period most recently ended prior to such Non-FDA Governmental Action for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b) as against Consolidated Revenues for the four fiscal quarter period ending on the applicable date of assessment; or (iii) any Safety Notice is issued or initiated in connection with any Material Product after approval by the FDA or any other Governmental Authority and Consolidated Revenues shall decrease by greater than twenty-five percent (25%), as assessed as at the end of each of the four fiscal quarters immediately following the issuance or initiation of such Safety Notice by comparing Consolidated Revenues for the four fiscal quarter period most recently ended prior to the issuance or initiation of such Safety Notice for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b) as against Consolidated Revenues for the four fiscal quarter period ending on the applicable date of assessment; provided, however, that, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to the KP1077 Phase 2 Trial or the non-occurrence of the Arimoclomol FDA Approval, in each case, shall not give rise to an Event of Default under this Section 9.01(o); or

(p)    Regulatory Matters. If any of the following occurs: (i) the FDA, CMS, EMA, DEA, or any other Governmental Authority issues a letter or other communication asserting that any Material Product lacks a required Regulatory Authorization or does not comply with applicable Law; (ii) any involuntary or voluntary recall of any Material Product or any part thereof occurs which could reasonably be expected, either individually or in the aggregate, to result in losses and/or expenses in excess of $1,000,000; or (iii) any Loan Party or any Subsidiary or any Product Distributor (as relating to Material Products) enters into a settlement agreement with the FDA, CMS, EMA, DEA, or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions in excess of $1,000,000; provided, however, that, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to the KP1077 Phase 2 Trial or the non-occurrence of the Arimoclomol FDA Approval, in each case, shall not give rise to an Event of Default under this Section 9.01(p); or

(q)    Delisting. The shares of common stock of the Borrower are delisted from the Nasdaq Capital Market because of failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed on any other nationally recognized stock exchange in the United States; or

(r)    Permitted Bond Hedge Transactions and Permitted Warrant Transactions. There occurs under any Permitted Bond Hedge Transaction or Permitted Warrant Transaction an Early Termination Date (as defined therein) resulting from any event of default or termination event thereunder as to which the Borrower or any Subsidiary is the Defaulting Party (as defined therein) or the Affected Party (as defined therein) and the termination value owed by the Borrower or such Subsidiary as a result thereof, taken together, is greater than the Threshold Amount, and such termination value is required to be paid in cash and may not be settled by the delivery of common stock of the Borrower.

(s)    SEC Filings. Any circumstance or circumstances occur which preclude the Borrower from S-3 eligibility due to a failure to meet the SEC S-3 Eligibility Requirements (other than, for the avoidance of doubt and solely with respect to fiscal periods ending prior to December 31, 2024, the Material Weakness Restatement).

9.02    Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts (including any repayment premium and the Final Payment Premium) owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or under any other Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts (including any repayment premium and the Final Payment Premium) as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

If the Obligations are accelerated for any reason, the repayment premium required by Section 2.03(d) and the Final Payment Premium required by Section 2.07(b) will also be due and payable as though such Obligations were voluntarily prepaid and any discount on the Loans shall be deemed earned in full and, in each case, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any repayment premium required by Section 2.03(d) and the Final Payment Premium required by Section 2.07(b) payable pursuant to the preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing. The repayment premium required by Section 2.03(d) and the Final Payment Premium required by Section 2.07(b) shall also be payable and any discount on the Loans shall be deemed earned in full, in each case, in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING REPAYMENT PREMIUM, FINAL PAYMENT PREMIUM AND ANY DISCOUNT ON THE LOANS IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and the other Loan Parties expressly agree that (i) the repayment premium required by Section 2.03(d), the Final Payment Premium required by Section 2.07(b) and any discount on the Loans provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the repayment premium required by Section 2.03(d), the Final Payment Premium required by Section 2.07(b) and any discount on the Loans shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Borrower and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the repayment premium required by Section 2.03(d), the Final Payment Premium required by Section 2.07(b) and any discount on the Loans, (iv) the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph and (v) the repayment premium required by Section 2.03(d), the Final Payment Premium required by Section 2.07(b) and any discount on the Loans represent a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any early termination. The Borrower and the other Loan Parties expressly acknowledge that their agreement to pay the repayment premium required by Section 2.03(d), the Final Payment Premium required by Section 2.07(b) and any discount on the Loans to the Lenders as herein described is a material inducement to the Lenders to make the Loans and establish the Commitments hereunder.

9.03    Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Lender or the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, repayment premium and Final Payment Premium) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on, and repayment premium and Final Payment Premium with respect to, the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full in cash (other than contingent indemnification or expense reimbursement obligations for which no claim has been asserted), to the Borrower or as otherwise required by Law.

ARTICLE X

ADMINISTRATIVE AGENT

10.01    Appointment and Authority.

(a)    Each of the Lenders hereby irrevocably appoints ALTER DOMUS (US) LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c)    Any Collateral governed by Danish law shall be granted in favour of the Administrative Agent as agent and representative (in Danish: fuldmægtig og repræsentant) for and on behalf of the Secured Parties in accordance with Section 1(2) and 18(1) of the Danish Capital Markets Act. Each of the Secured Parties appoints the Administrative Agent as its agent and representative (in Danish: fuldmægtig og repræsentant) to receive and hold the Collateral governed by Danish law on behalf of and for the benefit of the Secured Parties, and the Administrative Agent agrees to receive and hold such Collateral accordingly.

10.02    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03    Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. If the Administrative Agent shall request instructions from the Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not have any liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents. The permissive rights of the Administrative Agent to do things enumerated in this Agreement shall not be construed as a duty and, with respect to such permissive rights, the Administrative Agent shall not be liable for any acts or omissions, except for such losses, damages or expenses which have been finally determined by a court of competent jurisdiction by final and non-appealable judgment. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder, or to exercise any of the rights or powers vested in it by this Agreement or the other Loan Documents at the request or direction of any Lender unless the Administrative Agent is adequately indemnified in its sole discretion against the costs, expenses and liabilities that may be incurred by the Administrative Agent in compliance with such request or direction. The Administrative Agent shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing or continuation statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (x) create, preserve, perfect or validate the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement or any other Loan Document or (y) enable the Administrative Agent to exercise and enforce its rights under this Agreement or any other Loan Document with respect to such pledge and security interest. The Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Loan Document arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disturbances; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

10.04    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06    Resignation of Administrative Agent.

The Administrative Agent may resign as Administrative Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrower and, thereafter, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Borrower (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrower or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrower (so long as no Default or Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10.06 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. If no successor has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article X and Section 11.04 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Any corporation or association into which the Administrative Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Administrative Agent is a party, will be and become the successor of the Administrative Agent under this Agreement and the other Loan Documents and will have and succeed to the rights, duties, benefits, privileges, protections, indemnities and immunities as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

10.07    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08    Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    at the direction of the Required Lenders, to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.09    Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, upon the direction of the Required Lenders,

(a)    to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder (including Permitted Transfers) or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.09.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.10    Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE XI

MISCELLANEOUS

11.01    Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:

(a)    no such amendment, waiver or consent shall:

(i)    extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, repayment premiums, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)    reduce the principal of, the rate of interest specified herein on or the repayment premium specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)    change any provision of this Section 11.01(a) or the definition of “Required Lenders”, in each case, without the written consent of each Lender directly affected thereby;

(v)    except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(vi)    release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.09 (in which case such release may be made by the Administrative Agent acting alone);

(vii)    subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, without the written consent of each Lender;

(viii)    change any provision of Section 2.03(b)(iv), Section 2.06(c), Section 2.10 or Section 2.11, in each case, without the written consent of each Lender directly affected thereby; or

(ix)    (A) change the definition of “HCRX” or “HCRX Lender” (or any defined term used in any such definition), in each case, without the written consent of each HCRX Lender or (B) change the definition of “Perceptive” or “Perceptive Lender” (or any defined term used in any such definition), in each case, without the written consent of each Perceptive Lender;

(b)    unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that, notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything herein to the contrary, as to any amendment, amendment and restatement or other modification otherwise approved in accordance with this Section 11.01, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the amount of such Lender under this Agreement and the other Loan Documents at the time of such amendment, amendment and restatement or other modification becomes effective.

11.02    Notices and Other Communications; Facsimile Copies.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Lending Office (whether specified on Schedule 11.02 or separately specified to the Borrower and the Administrative Agent).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Change of Address, Etc. Each of the Borrower, the Lenders and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03    No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Secured Parties; provided, however, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04    Expenses; Indemnity; and Damage Waiver.

(a)    Costs and Expenses. The Loan Parties shall pay, promptly following written demand therefor (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any of its Affiliates or any Lender or any of their respective Affiliates in connection with (A) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and (B) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Loan Documents and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one firm of counsel for Indemnitees (taken as a whole), and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all such Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one additional firm of counsel for all such affected Indemnitees taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, (x) as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or any Related Indemnified Party of such Indemnitee) or (B) result from a claim brought by any Loan Party against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (y) be available to the extent that such losses, claims, damages, liabilities or related expenses arise solely from a dispute solely among Indemnitees (except when and to the extent that one of the Indemnitees party to such dispute was acting in its capacity or in fulfilling its role as an agent or any similar role under this Agreement or any Loan Document) that does not involve any act or omission by the Borrower or any of its Affiliates. This Section 11.04(b) shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to pay in full in cash any amount required under clause (a) or (b) of this Section 11.04 to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.10(b).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, that, the foregoing shall not limit the Loan Parties’ indemnification obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim with respect to which an Indemnitee is entitled to indemnification pursuant to Section 11.04(b). No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f)    Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments, the termination of the Loan Documents and the repayment, satisfaction or discharge of all the other Obligations.

11.05    Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement and the other Loan Documents.

11.06    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender (other than any Defaulting Lender) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 11.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees (other than any Disqualified Institution) all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments under any Term Facility and the Loans at the time owing to it (in each case with respect to any Term Facility); provided, that, any such assignment shall be subject to the following conditions:

(i)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(ii)    Assignment and Assumption. The parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption and (B) deliver a processing fee of $[***] to the Administrative Agent at the time of such assignment (it being understood that the Administrative Agent, in its sole discretion, may elect to waive such fee); provided, that, such processing fee shall not be charged with respect to an assignment (1) by and between any HCRX Lender and any other HCRX Lender or (2) by and between Perceptive Lender and any other Perceptive Lender. The assignee, if it is not a Lender, shall deliver to the Administrative Agent such information, including notice information, as the Administrative Agent may reasonably require.

(iii)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to any Disqualified Institution or (D) to a natural Person.

(iv)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause (iv), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Notwithstanding anything to the contrary in this Agreement, the Borrower, the other Loan Parties and the Lenders acknowledge and agree that the Administrative Agent (x) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions, (y) shall not be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution and (z) shall not have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender, a Disqualified Institution or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (viii) of Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.01(c) shall be solely delivered to the participating Lender; provided, that, the participant shall also deliver such documentation to the Administrative Agent and the Borrower if making a claim for the payment of Taxes indemnified pursuant to Section 3.01)) and Section 3.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 3.03 and 11.13 as if it were an assignee under clause (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.03 with respect to any Participant. To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant shall to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07    Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans to be made hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the members of its investment committee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.07 or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 11.07, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary; provided, that, in the case of information received from a Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08    Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10    Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Loan or other Obligation (other than contingent indemnification or expense reimbursement obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or expense reimbursement obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied.

11.12    Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Required Lenders, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13    Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.03 or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.02) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(a)    such Lender shall have received payment of an amount equal to one hundred percent (100%) of (i) the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (other than repayment premium and Final Payment Premium) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts) and (ii) the repayment premium required by Section 2.03(d) and the Final Payment Premium required by Section 2.07(b), in each case, from the Borrower, as if such assignment was a prepayment of one hundred percent (100%) of the outstanding principal amount of such assignor’s Loans on the effective date of such assignment;

(b)    such assignment does not conflict with applicable Laws; and

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15    Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16    Electronic Execution; Electronic Records; Counterparts.

This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, that, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and reasonably believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.17    USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower and the Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18    No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.20    Intended Tax Treatment of the Loans.

The parties hereto agree that, for U.S. federal and appliable state and local income tax purposes, the Loans are intended to constitute variable rate debt instruments within the meaning of Treasury Regulation 1.1275-5. The parties shall not take and shall not cause or permit their Affiliates to take, any position that is inconsistent with the foregoing on any Tax return or for any other Tax purpose, unless required by Law or the good faith resolution of a Tax audit or other Tax proceeding.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:         ZEVRA THERAPEUTICS, INC.,

a Delaware corporation

By: /s/ R. LaDuane Clifton

Name: R. LaDuane Clifton

Title: Chief Financial Officer, Secretary and Treasurer

SUBSIDIARY GUARANTORS:         ACER THERAPEUTICS INC.,

a Delaware corporation

By: /s/ R. LaDuane Clifton

Name: R. LaDuane Clifton

Title: Chief Financial Officer, Secretary and Treasurer

EPYON THERAPEUTICS INC.,

a Delaware corporation

By: /s/ R. LaDuane Clifton

Name: R. LaDuane Clifton

Title: President and Chief Executive Officer

ZEVRA DENMARK A/S,

a public limited liability company

By: /s/ R. LaDuane Clifton

Name: R. LaDuane Clifton

Title: Chief Executive Officer, Director, and Special Attorney

ADMINISTRATIVE AGENT:          ALTER DOMUS (US) LLC,

not in its individual capacity but solely in its capacity as Administrative Agent

By: /s/ Matthew Trybula

Name: Matthew Trybula

Title: Associate Counsel

LENDERS:         HCR STAFFORD FUND II, L.P.,
a Delaware limited partnership

By: HCR Stafford Fund II GP, LLC,

its General Partner

By: /s/ Clarke B. Futch

Name: Clarke B. Futch

Title: Managing Member

                  HCR POTOMAC FUND II, L.P.,
a Delaware limited partnership

By: HCR Potomac Fund II GP, LLC,

its General Partner

By: /s/ Clarke B. Futch

Name: Clarke B. Futch

Title: Managing Member

                  PERCEPTIVE CREDIT HOLDINGS IV, LP,
a Delaware limited partnership

By: Perceptive Credit Opportunities GP, LLC,

its General Partner

By: /s/ Sandeep Dixit

Name: Sandeep Dixit

Title: Chief Credit Officer

By: /s/ Sam Chawla

Name: Sam Chawla

Title: Portfolio Manager